Exhibit 10.1

EXECUTION VERSION

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION

CREDIT AND GUARANTY AGREEMENT

dated as of January 11, 2011

among

CALIFORNIA COASTAL COMMUNITIES, INC.,

CERTAIN OF ITS SUBSIDIARIES,

as Guarantors,

VARIOUS LENDERS,

and

WILMINGTON TRUST FSB

as Administrative Agent and Collateral Agent

$15,000,000
Senior Secured Super-Priority Debtor-In-Possession

Credit Facility

4.10.	Material Contracts	45
4.11.	Other Indebtedness	45
4.12.	Litigation	45
4.13.	Insurance	45
4.14.	Compliance with Other Instruments, Laws	46
4.15.	Certain Transactions	46
4.16.	Franchises, Intellectual Property	46
4.17.	Title to Properties	46
4.18.	Property Status and Condition	46
4.19.	Options to Acquire; Restrictions on Development	47
4.20.	Restrictions	47
4.21.	Compliance of Projects with Law	47
4.22.	Environmental Compliance	47
4.23.	Credit Documents	48
4.24.	No Default or Event of Default	49

SECTION 5.	AFFIRMATIVE COVENANTS	49
5.1.	Reports, Notices and Other Information	49
5.2.	Existence	51
5.3.	Payment of Taxes and Claims	51
5.4.	Maintenance of Properties	51
5.5.	Insurance	52
5.6.	Books and Records; Inspections	53
5.7.	Compliance with Laws	53
5.8.	Environmental	53
5.9.	Subsidiaries	55
5.10.	Further Assurances	55
5.11.	Cash Management	55
5.12.	Plan Support Agreement	55
5.13.	Plan of Reorganization	56
5.14.	Consultants	56
5.15.	Adverse Motions	56
5.16.	Post-Closing Matters	56

SECTION 6.	NEGATIVE COVENANTS	56
6.1.	Indebtedness	56
6.2.	Liens	57
6.3.	No Further Negative Pledges	59
6.4.	Restricted Junior Payments	59
6.5.	Restrictions on Subsidiary Distributions	59
6.6.	Investments	59
6.7.	Fundamental Changes; Disposition of Assets; Acquisitions	60
6.8.	Disposal of Subsidiary Interests	61
6.9.	Sales and Lease-Backs	61
6.10.	Transactions with Shareholders and Affiliates	61
6.11.	Conduct of Business	61
6.12.	Amendments or Waivers of Organizational Documents, Pre-Petition Credit Agreements	61
6.13.	Fiscal Year	62
6.14.	Chapter 11 Claims	62
6.15.	Critical Vendor and Other Payments	62

6.16.	Employee Benefit Plans	62

SECTION 7.	GUARANTY	62
7.1.	Guaranty of the Obligations	62
7.2.	Contribution by Guarantors	62
7.3.	Payment by Guarantors	63
7.4.	Liability of Guarantors Absolute	63
7.5.	Waivers by Guarantors	65
7.6.	Guarantors’ Rights of Subrogation, Contribution	65
7.7.	Subordination of Other Obligations	66
7.8.	Continuing Guaranty	66
7.9.	Authority of Guarantors or Borrower	66
7.10.	Financial Condition of Borrower	66
7.11.	Discharge of Guaranty Upon Sale of Guarantor	66

SECTION 8.	EVENTS OF DEFAULT	66
8.1.	Events of Default	66

SECTION 9.	AGENTS	71
9.1.	Appointment of Agents	71
9.2.	Powers and Duties	71
9.3.	General Immunity	71
9.4.	Agents Entitled to Act as Lender	72
9.5.	Lenders’ Representations, Warranties and Acknowledgment	73
9.6.	Right to Indemnity	73
9.7.	Successor Administrative Agent and Collateral Agent	73
9.8.	Collateral Documents and Guaranty	75
9.9.	Withholding Taxes	76

SECTION 10.	MISCELLANEOUS	76
10.1.	Notices	76
10.2.	Expenses	77
10.3.	Indemnity	78
10.4.	Set-Off	78
10.5.	Amendments and Waivers	79
10.6.	Successors and Assigns; Participations	80
10.7.	Independence of Covenants	82
10.8.	Survival of Representations, Warranties and Agreements	83
10.9.	No Waiver; Remedies Cumulative	83
10.10.	Marshalling; Payments Set Aside	83
10.11.	Severability	83
10.12.	Obligations Several; Independent Nature of Lenders’ Rights	83
10.13.	Headings	83
10.14.	APPLICABLE LAW	84
10.15.	CONSENT TO JURISDICTION	84
10.16.	WAIVER OF JURY TRIAL	84
10.17.	Confidentiality	85
10.18.	Usury Savings Clause	85
10.19.	Counterparts	86
10.20.	Effectiveness; Entire Agreement	86
10.21.	PATRIOT Act	86

10.22.	Electronic Execution of Assignments	86
10.23.	No Fiduciary Duty	87
10.24.	Parties Including Trustees; Bankruptcy Court Proceedings	87
10.25.	Conflict Between this Agreement and the Orders	87

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	2.8	Back-Stop Lenders
	4.1	Jurisdictions of Organization
	4.8	Taxes
	4.12	Litigation
	4.13	Insurance Policies
	4.17	Real Estate Assets
	4.21	Exceptions to Entitlements and Permits
	4.22	Environmental Liabilities / Releases
	5.16	Post-Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.10	Certain Affiliate Transactions

EXHIBITS:	A	Funding Notice
	B	Term Loan Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate re Non-Bank Status
	F	Counterpart Agreement
	G	Initial Approved Budget
	H	Variance Report
	I	Interim Order
	J	Plan Support Agreement
	K	Pledge and Security Agreement
	L	Mortgage
	M	Cash Collateral Account Control Agreement

v

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION

CREDIT AND GUARANTY AGREEMENT

This SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AND GUARANTY AGREEMENT, dated as of January 11, 2011, is entered into by and among CALIFORNIA COASTAL COMMUNITIES, INC., a Delaware corporation (“Borrower”), CERTAIN OF ITS SUBSIDIARIES, as Guarantors, the Lenders party hereto from time to time, WILMINGTON TRUST FSB, as Administrative Agent (together with its successors and permitted assigns in such capacity, “Administrative Agent”) and as Collateral Agent (together with its successors and permitted assigns in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, on October 27, 2009 (the “Petition Date”), Borrower and certain of Borrower’s existing Domestic Subsidiaries commenced Chapter 11 Cases, which were administratively consolidated as Chapter 11 Case No. 09-21712-TA (each, a “Chapter 11 Case” and, collectively, the “Chapter 11 Cases”), by filing separate voluntary petitions for reorganization under the Bankruptcy Code with the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”). Borrower and its Domestic Subsidiaries continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, Borrower obtained (i) a senior secured revolving credit facility in an aggregate amount of $100,000,000 pursuant to that certain Senior Secured Revolving Credit Agreement, dated as of September 15, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Pre-Petition Revolving Credit Agreement”), among Borrower, certain of its Subsidiaries, Wilmington Trust FSB (as successor to KeyBank National Association), as agent (in such capacity, the “Pre-Petition Revolving Agent”), certain lenders (in such capacity, the “Pre-Petition Revolving Lenders”) and certain other parties thereto and (ii) a senior secured term loan facility in an aggregate amount of $125,000,000 pursuant to that certain Senior Secured Term Loan Agreement, dated as of September 15, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Pre-Petition Term Loan Agreement” and, together with the Pre-Petition Revolving Credit Agreement, the “Pre-Petition Credit Agreements”), among Borrower, certain of its Subsidiaries, Wilmington Trust FSB (as successor to KeyBank National Association), as agent (in such capacity, the “Pre-Petition Term Agent” and, together with the Pre-Petition Revolving Agent, the “Pre-Petition Agents”), certain lenders (in such capacity, the “Pre-Petition Term Lenders” and, together with the Pre-Petition Revolving Lenders, the “Pre-Petition Lenders”) and certain other parties thereto;

WHEREAS, the Lenders have agreed to provide a senior secured super-priority term loan facility to Borrower that is convertible as provided herein into a secured exit facility upon the satisfaction (or waiver) of certain conditions, consisting of $15,000,000 aggregate principal amount of term loans;

WHEREAS, the proceeds of the Term Loans will be used (i) to pay transaction costs, fees and expenses incurred in connection with the transactions contemplated under this Agreement and the other Credit Documents and (ii) to provide working capital for Borrower and its Subsidiaries in accordance with Section 2.3 hereof;

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of the Secured Parties, First Priority Liens on substantially all of its assets, including a pledge of all of the Equity Interests of each of its Domestic Subsidiaries, subject to the terms of the Interim Order and the Final Order;

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of the Secured Parties, First Priority Liens on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries, subject to the terms of the Interim Order and the Final Order; and

WHEREAS, the Lenders have agreed to grant an option to Borrower to cause the DIP Facility to be converted into the Exit Facility on the effective date of the Plan of Reorganization subject to certain terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.                         DEFINITIONS AND INTERPRETATION

1.1.                            Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (A) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Bloomberg Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (B) in the event the rate referenced in the preceding clause (A) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (C) in the event the rates referenced in the preceding clauses (A) and (B) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by Bank of America, N.A. or an Affiliate thereof for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the aggregate outstanding Term Loans with maturities comparable to such period, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (x) one minus (y) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 2.5% per annum.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened against or affecting Borrower or any of its Subsidiaries, or any property of Borrower or any of its Subsidiaries, with respect to which the claims at issue are in excess of $500,000, either individually or in the aggregate.

“Affected Lender” as defined in Section 2.15(b).

“Affected Loans” as defined in Section 2.15(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of (a) Administrative Agent, (b) Collateral Agent and (c) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Agent Affiliates” as defined in Section 10.1(b).

“Aggregate Amounts Due” as defined in Section 2.14.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Senior Secured Super-Priority Debtor-in-Possession Credit and Guaranty Agreement, dated as of January 11, 2011, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin” means (i) in the case of any Term Loan that is a Base Rate Loan, a rate equal to 6.50% per annum or (ii) in the case of any Term Loan that is a Eurodollar Rate Loan, a rate equal to 7.50%.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Term Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Budget” means the Initial Approved Budget, as it may be amended, supplement or otherwise modified with the consent of Administrative Agent.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or the Lenders by means of electronic communications pursuant to Section 10.1(b).

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, including the Equity Interests of any of Borrower’s Subsidiaries, other than the disposition of Cash and Cash Equivalents in the ordinary course of business. For the avoidance of doubt, a grant or pledge by any Credit Party of a security interest in such Credit Party’s assets shall not constitute an Asset Sale.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Assumed Exit Terms” means the following terms to be incorporated into the Exit Facility Documentation:

(i)                                   an interest rate margin no less than the interest rate margin contained in the section entitled “New First Lien Facility” in the Term Sheet for Proposed Chapter 11 Plan, attached as Exhibit A to the Plan Support Agreement (the “Plan Term Sheet”);

(ii)                              an amortization provision consistent with the amortization provision in the section entitled “New First Lien Facility” in the Plan Term Sheet;

(iii)                             a maturity date no longer than two years after the Exit Facility Conversion Date;

(iv)                          to the extent that prepayment premiums and fees are contemplated, such prepayment premiums and fees are offered to the Lenders on a non-discriminatory basis;

(v)                             a ratable sharing of payments provision consistent with Section 2.14 of this Agreement;

(vi)                            a first priority lien on the collateral contemplated by the Plan Term Sheet (subject to any prior liens permitted in the Exit Facility Documentation);

(vii)                         an affected Lender consent provision similar to Section 10.5(b) of this Agreement, excluding the additional time periods set forth therein; and

(viii)                      no provision which expressly relates to a single Lender but not any other Lender or which materially and adversely impacts a single Lender but not the other Lenders generally (other than customary yield protection and indemnity provisions).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Back-Stop Lenders” means the Lenders set forth on Schedule 2.8.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as applicable to the Chapter 11 Cases, as amended from time to time, and any applicable successor statute.

“Bankruptcy Court” as defined in the recitals hereto.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided, however, that notwithstanding the foregoing, the Base Rate shall at no time be less than 3.5% per annum.  On any day that Base Rate Loans are outstanding, in no event shall the Base Rate be less than the sum of (i) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (ii) the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans.

“Base Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent and each Lender.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Borrowing Date” means, in the case of the Interim Loans, the Closing Date and, in the case of the Final Loans, the Final Loan Date.

“Brightwater Project” means the 356 unit planned residential community located in Huntington Beach, California which constitutes one or more Units of Owned Land together with any other improvements constructed or under construction thereon.

“Budget Period” means each four-week period set forth in the Approved Budget commencing with the four-week period ending December 27, 2010.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person, including without limitation the Model Home Lease.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateral” as defined in the Interim Order or the Final Order, as then in effect.

“Cash Collateral Account” as defined in the Interim Order or the Final Order, as then in effect.

“Cash Collateral Account Control Agreement” means an Account Control Agreement substantially in the form of Exhibit M or otherwise on terms and conditions satisfactory to Administrative Agent in its sole discretion, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (B) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than six months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances (or, in the case of Foreign Subsidiaries, the foreign equivalent thereof) maturing within six months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (A) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulatory) and (B) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; and (v) shares of any money market mutual fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (B) has net assets of not less than $3,000,000,000, and (C) has the highest rating obtainable from either S&P or Moody’s.

“Cash Management Order” means that certain Final Order Approving (I) Continued Use Of Existing Centralized Cash Management System; And (II) Continued Use Of Existing (A) Bank Accounts And (B) Business Forms, entered by the Bankruptcy Court on March 3, 2010 [Docket No. 173] and any subsequent orders with respect thereto issued by the Bankruptcy Court, whichever is then in effect.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended from time to time, and any applicable successor statute.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“Chapter 11 Case” and “Chapter 11 Cases” as defined in the recitals hereto.

“Claim” has the meaning specified in Section 101(5) of the Bankruptcy Code.

“Closing Date” means the date on which the Interim Loans are made.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, each Mortgage, the Cash Collateral Account Control Agreement, the Interim Order or the Final Order, whichever is then in effect, and all other instruments, documents and agreements requested by Administrative Agent and delivered by or on behalf or at the request of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan, and “Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Commitments as of the Closing Date is $15,000,000.

“Commitment Termination Date” means the earlier of (i) the Final Loan Date and (ii) the Maturity Date.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confirmation Order” means an order of the Bankruptcy Court, in form and substance satisfactory to Administrative Agent and Requisite Lenders in all respects, confirming the Plan of Reorganization and approving the solicitation procedures related to the Plan of Reorganization.

“Consultant” as defined in Section 5.14.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Conversion Consideration” as defined in Section 2.8(b).

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Credit Party pursuant to Section 5.9.

“Credit Document” means any of this Agreement, the Term Loan Notes, if any, the Collateral Documents and all other documents, certificates, instruments or agreements executed and delivered by or on behalf or at the request of a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Credit Party” means any of Borrower and Guarantors.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Period” means, with respect to any Insolvency Defaulting Lender, the period commencing on the date such Lender became an Insolvency Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all the Obligations are declared or become immediately due and payable and (ii) the date that such Insolvency Defaulting Lender ceases to hold any portion of the Term Loans.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“DIP Facility” means the credit facilities provided by the Lenders pursuant to this Agreement.

“Disclosure Statement” means, with respect to the Plan of Reorganization, a related disclosure statement in form and substance satisfactory to Administrative Agent and Requisite Lenders in all respects, together with any amendments, supplements or other modifications thereto reasonably acceptable to Administrative Agent and Requisite Lenders.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in Cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided that neither any Credit Party nor any Affiliate thereof shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is sponsored, maintained or contributed to by, or required to be contributed to by, Borrower, any of its Subsidiaries or, solely with respect to any Employee Benefit Plan covered under Title IV of ERISA, any of their respective ERISA Affiliates.

“Entitlement” means any license, permit, zoning designation and other right granted by any applicable governmental authority that is required for the construction of the Horizontal Improvements and the development of Lots and construction of Homes in connection with any Project or Other Project, including, without limitation, the following (together with all governmental prerequisites thereto): (i) a vesting tentative map for the Land which authorizes residential uses has been approved by the applicable local authority or governmental body responsible for recording such plats in the county or city where such Project or Other Project is situated, and (ii) Borrower or Guarantor has obtained site plan approval for such Project or Other Project by the applicable division of such local authority or governmental body responsible for approving such site plan where such Project or Other Project is situated.  For purposes of Section 4.21, the foregoing definition shall not apply to those certain seven lots located on the northeastern corner of the Brightwater Project laying outside of Borrower’s tentative tract map and which are awaiting approval from the City of Huntington Beach.

“Environment” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources or as otherwise defined in any Environmental Law.

“Environmental Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other legally binding order or directive (conditional or otherwise) by any Governmental Authority or any other Person arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material (including any actual or alleged presence, Release or exposure related thereto) or any actual or alleged Environmental Liability; or (iii) in connection with any actual or alleged damage, injury, threat or harm to human health and safety, natural resources or the Environment arising from any Hazardous Material or related to any Environmental Law.

“Environmental Engineer” means a firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Materials and related environmental matters, such firm being reasonably acceptable to Administrative Agent.

“Environmental Law” means any and all foreign, domestic, federal, state or local laws, statutes, ordinances, codes, orders, rules, regulations, judgments, decrees, directives, legally binding judicial and administrative orders, common law (at law or in equity) or any other requirements of Governmental Authorities, in each case having the force or effect of law, imposing liability or standards of conduct relating to (i) environmental matters, including pollution, preservation, remediation or the protection of the environment or natural resources, or the emission of greenhouse gases; (ii) the generation, use, treatment, storage, transportation or disposal of, or exposure to, Hazardous Materials; or (iii) occupational safety and health or the protection of human, plant or animal health or welfare from environmental hazards.

“Environmental Liabilities” means any direct, indirect, pending or threatened liability, claim, loss, damage, punitive damage, consequential damage, criminal liability, fine, penalty, interest, cost, expense, deficiency, obligation or responsibility, whether known or unknown, arising under or relating to any Environmental Laws, or Remedial Actions, or any Release or threatened Release of, or exposure to, Hazardous Materials, including costs and liabilities for any Remedial Action, personal injury, property damage, natural resource damages, court costs, and fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“Eurodollar Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any applicable successor statute.

“Existing Indebtedness” means all Indebtedness and other obligations (other than contingent obligations) outstanding under the Pre-Petition Credit Agreements.

“Exit Credit Parties” as defined in Section 3.3.

“Exit Facility” means the credit facilities provided by the Lenders upon exercise of the Exit Facility Option pursuant to Section 3.3.

“Exit Facility Conversion Date” means the first date on which the Plan of Reorganization becomes effective, the Exit Facility Option has been exercised and the conditions to the effectiveness of the Exit Facility as set forth in Section 3.3 are satisfied.

“Exit Facility Documentation” as defined in Section 3.3.

“Exit Facility Option” as defined in Section 3.3.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Federal Funds Effective Rate” means, for any day, the rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Final Loan” means a Term Loan made on the Final Loan Date.  The aggregate amount of the Final Loans shall not exceed $10,000,000.

“Final Loan Date” means the date on which the Final Loans are made.

“Final Order” means an order (substantially in the form of the Interim Order with only such modifications as are satisfactory in form and substance to Administrative Agent) of the Bankruptcy Court pursuant to Section 364 of the Bankruptcy Code duly entered in the Chapter 11 Cases, approving, on a final basis this Agreement and the other Credit Documents, as to which no stay has been entered and which has not been reversed, vacated or overturned, and which has not been amended, supplemented or otherwise modified in any respect adverse to the Lenders without the prior written consent of Administrative Agent and from which no appeal or motion to reconsider has been timely filed or, if timely filed, such appeal or motion to reconsider has been dismissed or denied unless Administrative Agent waives such requirement in writing.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer, chief executive officer or chief restructuring officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is senior to all other Liens with respect to all Collateral and such Collateral is not subject to any junior Liens other than Permitted Liens.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any foreign, federal, state, provincial, local, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, certification, registration, approval, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each Domestic Subsidiary of Borrower that is a debtor-in-possession in the Chapter 11 Cases.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, pollutant, radioactive material or waste, contaminant, waste, material or substance which is prohibited, limited or regulated by any Environmental Law.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Home” means a for sale attached or detached single family dwelling, whether a conventional home constructed on a separate fee simple absolute lot, a condominium, a townhome or as part of a planned unit development. This definition shall not include any housing developed for rental purposes.

“Home Sale” means any Asset Sale of any Home, Lot or related real or personal property located at the Brightwater Project in the ordinary course of business and in accordance with the Sale Order.

“Homeowners Association” means any association formed with respect to a Project for the governance of a Project or Other Project eventually by third-party homeowners, and for the ownership of common areas or amenities of a Project or Other Project.

“Horizontal Improvements” means utilities, including water and sewer, curbs, gutters, stormwater detention structures and dedicated roadways built in relation to Homes and/or Lots, and in material compliance with and permitted under applicable governmental laws and regulations all constructed within easements or rights-of-way dedicated or granted to the applicable governmental authority, utility company or Homeowners Association or created or reserved pursuant to a declaration of easements or similar instrument.

“Housing Purchase Contract” means any legal, valid, binding and enforceable written agreement in substantially such form as has been approved in writing by Administrative Agent for the sale of individual Homes to any bona fide unaffiliated purchaser entered into by Borrower or any Guarantor in the ordinary course of its business, with customary terms and conditions and that provides for a cash down payment of not less than the lesser of (i) 3.0% of the purchase price or (ii) such smaller percentage as prevailing for that product type customary in the market where the Unit is located.  Such contract shall contain no contingencies other than those that are customary in the market for which the Homes are located, including, without limitation, contingencies pertaining to the completion and inspection of the Home, purchaser’s financing, condition of title or the sale of the purchaser’s existing home (unless terminable at the request of Borrower within 72 hours of request), or as otherwise permitted in writing by Administrative Agent.  At no time shall there exist more than 40 Housing Purchase Contracts that contain a contingency for the sale of a purchaser’s existing home.

“Increased-Cost Lender” as defined in Section 2.20.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (A) or (B) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other Remedial Action required under Environmental Law or otherwise reasonably necessary to remove, remediate, clean up or abate, or otherwise related to the presence or Release of, any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for

Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any costs, fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Term Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)) or (ii) any fee letter or work fee delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement.

“Indemnitee” as defined in Section 10.3.

“Information” as defined in Section 9.3(a).

“Initial Approved Budget” as defined in Section 3.1(h).

“Insolvency Defaulting Lender” means any Lender who (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (ii) becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or (iii) becomes the subject of an appointment of a receiver, intervenor or conservator under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; provided that a Lender shall not be an Insolvency Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority or an instrumentality thereof of any Equity Interest in such Lender or a parent company thereof.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each calendar month and (b) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-month, (i) initially, commencing on the applicable Borrowing Date and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interim Loan” means a Term Loan made on the Closing Date.  The aggregate amount of the Interim Loans shall not exceed $5,000,000.

“Interim Order” an order (substantially in the form of Exhibit I with only such modifications as are satisfactory in form and substance to Administrative Agent) of the Bankruptcy Court pursuant to Section 364 of the Bankruptcy Code duly entered in the Chapter 11 Cases, approving on an interim basis this Agreement and the other Credit Documents, as to which no stay has been entered and which has not been reversed, vacated or overturned, and which has not been amended, supplemented or otherwise modified in any respect adverse to the Lenders without the prior written consent of Administrative Agent and from which no appeal or motion to reconsider has been timely filed or, if timely filed, such appeal or motion to reconsider has been dismissed or denied unless Administrative Agent waives such requirement in writing and, in any case, neither the making of the Term Loans nor the performance by the Credit Parties of their respective obligations under the Credit Documents shall be the subject of a presently effective stay pending appeal.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any applicable successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower from any Person (other than Borrower or any Guarantor Subsidiary), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower or any of its Subsidiaries to any other Person (other than Borrower or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement, whether entered into for hedging or speculative purposes or otherwise.  The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and any applicable successor statute.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lancaster Account” means that certain deposit account in the name of HHI Lancaster I, LLC that contains the remaining proceeds from the sale approved by the Lancaster Sale Order.

“Lancaster Sale Order” means that certain Order Authorizing (I) The Sale Of Certain Real Property Free And Clear Of Liens, Claims, And Encumbrances; (II) The Assumption And Assignment Of Executory Contracts; And (III) Granting Related Relief, entered by the Bankruptcy Court on December 17, 2009 [Docket No. 103].

“Land” means real property, together with all of the tenements, hereditaments, easements, rights-of-way, rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, all reversions, remainders, and all of the estate, right, title, interest, claim and demand whatsoever of any Person therein and in the streets, alleys, vaults and ways adjacent thereto, all rights to the use of common drive entries, all rights pursuant to any reciprocal easement agreement or trackage agreement, all strips and gores within or adjoining such property, all the air space and right to use the air space above such property, all transferable development rights arising therefrom or transferred thereto, and all drainage, mineral, water, oil and gas rights with respect to such property, either at law or in equity, if any, in possession or expectancy, now or hereafter acquired.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Lot” means a single family residential lot located or to be located within any Project.

“Material Adverse Deviation” means, as of any date of determination, an adverse deviation of more than the Permitted Deviation from (i) the amount of aggregate disbursements set forth for any Budget Period in a line item of the Approved Budget or (ii) the amount of aggregate disbursements set forth for any Budget Period under the Approved Budget.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or financial condition of the Projects or of Borrower and its Subsidiaries, taken as a whole; (ii) the ability of the Credit Parties, taken as a whole, to fully and timely perform their Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under any Credit Document.

“Material Contract” means each of (i) the Model Home Lease and (ii) any performance bond issued with respect to or on behalf of Borrower or any of its Subsidiaries outstanding from time to time.

“Maturity Date” means the earliest to occur of (i) March 7, 2011, (ii) the date that is 30 days after the date of entry of the Interim Order if the Final Order has not been entered by such date, (iii) the date the Bankruptcy Court orders the conversion of the bankruptcy case of any of the Credit Parties to a Chapter 7 liquidation or the dismissal of the bankruptcy case of any Credit Party, (iv) the sale of all or substantially all of the Credit Parties’ assets and (v) the effective date of a confirmed plan of reorganization other than the Plan of Reorganization.

“Model Home Lease” means that certain Lease of Model Homes, dated as of December 31, 2008, between Signal Landmark and Brightwater Models, LLC.

“Monthly Operating Report” means any monthly operating report filed by any Credit Party in the Chapter 11 Cases.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, with respect to each Real Estate Asset as reasonably required by either Agent, the Deed of Trust and Assignment of Rents to be executed by the applicable Credit Party substantially in the form of Exhibit L, as it may be amended, restated, supplemented or otherwise modified from time to time.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) any Cash payments or proceeds (including (x) any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable (including by way of milestone payment) or otherwise, but only as and when so received and (y) any dividend or other distribution received by a Credit Party in connection with a sale or disposition by a Joint Venture) received by Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (A) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans) that is secured by a Lien senior to the Liens securing the DIP Facility or a Lien on assets not constituting Collateral and (C) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to (i) any Cash payments or proceeds received by Borrower or any of its Subsidiaries (A) under any casualty insurance policy in respect of a covered loss thereunder or (B) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (A) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, and (B) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(B) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Non-Consenting Lender” as defined in Section 2.20.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-U.S. Lender” as defined in Section 2.17(c).

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), the Lenders or any of them under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Project” means any other planned residential community which constitutes one or more Lots or parcels together with any Homes, Lots or other improvements constructed or under construction thereon located within a discrete single family residential development on which a Subsidiary of Borrower (i) may develop or has developed Lots for the construction of Homes to be sold to individual buyers, (ii) will construct or has constructed Homes, or (iii) will develop or has developed Lots for sales of Lots in bulk to other developers.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Owned Land” means any Project (including a Qualified Project) and each Other Project.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any applicable successor statute.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Deviation” means, with respect to any disbursement line item of the Approved Budget for any Budget Period, 10.0% and, with respect to the aggregate disbursements under the Approved Budget for any Budget Period, 5.0%; provided that any amounts not used in any Budget Period for a particular disbursement line item shall roll forward and be included in the amounts budgeted for the following Budget Period only for such disbursement line item.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Petition Date” as defined in the recitals hereto.

“Plan of Reorganization” means a Chapter 11 plan of reorganization in the Chapter 11 Cases, together with all exhibits, schedules, annexes, supplements and other attachments thereto, in each case, consistent with the terms of the Plan Support Agreement and containing such other terms that are satisfactory to Administrative Agent and Requisite Lenders in all respects.

“Plan Support Agreement” means a Plan Support Agreement substantially in the form of Exhibit J, together with all exhibits, supplements, annexes, schedules and any other attachments thereto, in each case as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms of the Plan Support Agreement.

“Platform” as defined in Section 5.1(k).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit K, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Post-Petition” means the time period beginning immediately upon the filing of the Chapter 11 Cases.

“Prepayment Date” as defined in Section 2.12(b).

“Pre-Petition” means the time period prior to the filing of the Chapter 11 Cases.

“Pre-Petition Agents” as defined in the recitals hereto.

“Pre-Petition Credit Agreements” as defined in the recitals hereto.

“Pre-Petition Lenders” as defined in the recitals hereto.

“Pre-Petition Revolving Agent” as defined in the recitals hereto.

“Pre-Petition Revolving Credit Agreement” as defined in the recitals hereto.

“Pre-Petition Revolving Lenders” as defined in the recitals hereto.

“Pre-Petition Term Agent” as defined in the recitals hereto.

“Pre-Petition Term Lenders” as defined in the recitals hereto.

“Pre-Petition Term Loan Agreement” as defined in the recitals hereto.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Project” means the Brightwater Project together with any Other Projects classified as Qualified Projects from time to time.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender by (y) the aggregate Term Loan Exposure of all Lenders.

“Public Lenders” means any Lenders that do not wish to receive material non-public information with respect to Borrower, its Subsidiaries or their securities.

“Qualified Project” means the Brightwater Project and any Other Project which the Lenders may approve as a Qualified Project in their sole and complete discretion.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by a Person in any real property.

“Register” as defined in Section 2.4(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the Securities and Exchange Commission under the Securities Act and the Exchange Act, as in effect from time to time.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the migration of any Hazardous Material through the air, soil, surface water or groundwater.

“Released Parties” as defined in Section 2.24.

“Releasing Parties” as defined in Section 2.24.

“Remedial Action”  means (a) any “response” as such term is defined in CERCLA, and (b) all other actions required pursuant to any Environmental Law or by any Governmental Authority, voluntarily undertaken or otherwise reasonably necessary to (i) clean up, investigate, sample, evaluate, monitor, remediate, remove, correct, contain, treat, abate or in any other way address any Hazardous Material, (ii) prevent the Release or threat of Release, or minimize the further Release or migration, of any Hazardous Material, or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clauses (i) or (ii) above.

“Replacement Lender” as defined in Section 2.20.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure representing more than 60% of the aggregate Term Loan Exposure of all Lenders; for purposes of this definition, the amount of Term Loan Exposure shall be determined by excluding all Term Loan Exposure held or beneficially owned by any Credit Party or Affiliate thereof.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent of Borrower) now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent of Borrower) now or hereafter outstanding; (iv) any management or similar fees payable to any equityholders; and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness other than the Obligations and the obligations under the Pre-Petition Credit Agreements.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Order” means that certain Twelfth Interim Order (A) Authorizing The Debtors To Sell Homes Free And Clear Of Liens, Claims, Encumbrances And Other Interests; (B) Continuing Customer Programs; And (C) Establishing Procedures For The Resolution And Payment Of Operational Lien Claims, entered by the Bankruptcy Court on September 8, 2010 [Docket No. 433] and any subsequent orders with respect thereto issued by the Bankruptcy Court, whichever is then in effect.

“Secured Parties” as defined in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any applicable successor statute.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Terminated Lender” as defined in Section 2.20.

“Term Loan” means a Term Loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the sum of (i) the outstanding principal amount of the Term Loans of such Lender and (ii) the unfunded portion of such Lender’s Commitment.

“Term Loan Note” means a promissory note substantially in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unit” means any Lot or Home.

“U.S. Lender” as defined in Section 2.17(c).

“Variance Report” as defined in Section 5.1(c).

“Vested” means, as to any permit, license, zoning ordinance or rights thereunder, grant of rights under an order of development of regional impact, or any other governmental entitlement, the status wherein such governmental right has been granted in accordance with all applicable governmental regulations, and all appeal periods have expired with respect to such grant or issuance.

“Waivable Prepayment” as defined in Section 2.12(b).

1.2.                            Accounting Terms

(a)                                  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial information required to be delivered by Borrower to the Lenders hereunder shall be prepared in accordance with GAAP as in effect at the time of such preparation.  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the audited financial statements of Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2009.

(b)                                 If at any time any change in GAAP would affect the computation of any requirement set forth in this Agreement and either Borrower or Requisite Lenders shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders); provided that, until so amended, such requirement shall continue to be computed in accordance with GAAP, as applicable, prior to such change therein.

1.3.                            Interpretation.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms lease and license shall include sub-lease and sub-license, as applicable.

SECTION 2.                         TERM LOANS

2.1.                            Term Loans.

(a)                                  Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on the applicable Borrowing Date, a Term Loan to Borrower in an amount not to exceed such Lender’s Commitment.  Borrower may make only two borrowings under the Commitments that shall be, in the case of the Interim Loans, on the Closing Date and in an aggregate amount not to exceed $5,000,000 and, in the case of the Final Loans, on the Final Loan Date and in an aggregate amount not to exceed $10,000,000.  Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date.  Each Lender’s Commitment shall terminate immediately and without further action on the Commitment Termination Date after giving effect to the funding of such Lender’s Commitment on such date.

(b)                                 Borrowing Mechanics for Term Loans.

(i)                                     Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than three Business Days prior to each Borrowing Date or such shorter period of time acceptable to Administrative Agent.  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)                                  Each Lender shall make its Term Loan available to Administrative Agent not later than 11:00 a.m. (New York City time) on each Borrowing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on such Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders to be credited to the Cash Collateral Account.

2.2.                            Pro Rata Shares.  All Term Loans shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder. In the event a Lender does not make its Pro Rata Share of a Term Loan available to Administrative Agent as otherwise required under the Agreement, Administrative Agent shall not have any obligation to make such corresponding amount of funds available to Borrower unless and until Administrative Agent receives such funds from a Lender.  Nothing in this Section 2.2 shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.3.                            Use of Proceeds.  The proceeds of the Term Loans shall be applied by Borrower on each Borrowing Date to provide working capital for Borrower and its Subsidiaries in accordance with the Approved Budget.  No portion of the proceeds of the Term Loans shall be used in any manner that causes or might cause the borrowing of the Term Loans or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.  Borrower and its Subsidiaries shall not use the proceeds of the Term Loans (i) for any purpose that is prohibited under the Bankruptcy Code or by the Interim Order or the Final Order, whichever is then in effect, or (ii) to commence or prosecute or join in any action against any Agent or Lender seeking (x) to avoid, subordinate or recharacterize the Obligations or any of the Collateral Agent’s Liens, (y) any monetary, injunctive or other affirmative relief against any Agent or Lender or the Collateral in connection with the Credit Documents, or (z) to prevent or restrict the exercise by any Agent or Lender of any of their respective rights or remedies under the Credit Documents.

2.4.                            Evidence of Debt; Register; Lenders’ Books and Records; Term Loan Notes.

(a)                                  Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any applicable Term Loans; provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)                                 Register.  Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and the Term Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record, or shall cause to be recorded, in the Register the Term Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Term Loan.  Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(c)                                  Term Loan Notes.  If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to a Borrowing Date or at any time thereafter, Borrower shall execute and deliver to such Lender (or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on such Borrowing Date (or, if such notice is delivered after such Borrowing Date, promptly after Borrower’s receipt of such notice) a Term Loan Note or Term Loan Notes to evidence such Lender’s Term Loan, payable to such Lender or its registered assigns.

2.5.                            Interest on Term Loans.

(a)                                  Except as otherwise set forth herein, each Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)                                     if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)                                  if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b)                                 All Term Loans shall be Eurodollar Rate Loans (i) except during the period commencing on the day on which the last Interest Period expires through the Maturity Date, during which period the Term Loans shall be Base Rate Loans, and (ii) unless otherwise converted to Base Rate Loans pursuant to Section 2.7 or Section 2.15.

(c)                                  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d)                                 Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Term Loan, the date of the making of such Term Loan or the first day of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Term Loan or the expiration date of an Interest Period applicable to such Term Loan, as the case may be, shall be excluded; provided that if a Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Term Loan.

(e)                                  Except as otherwise set forth herein, interest on each Term Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears on the Maturity Date.

2.6.                            [Reserved.]

2.7.                            Default Interest.  Upon the occurrence and during the continuance of an Event of Default, and without further notice, motion or application to, hearing before, or order from the Bankruptcy Court, the principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Term Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including Post-Petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Term Loans (or, in the case of any such fees and other amounts, at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.8.                            Premiums, Consideration and Fees.

(a)                                  Borrower agrees to pay on the applicable Borrowing Date for each Term Loan, as compensation for the funding of such Term Loan, (i) to each Lender funding such Term Loan a closing put premium in an amount equal to 2.5% of the principal amount of such Term Loan funded by such Lender, payable to such Lender from the proceeds of its Term Loan as and when funded on such Borrowing Date and (ii) to the Back-Stop Lenders a back-stop put premium in an amount equal to 2.5% of the aggregate principal amount of the Term Loans funded on such Borrowing Date, payable to the Back-Stop Lenders pro rata, based on the proportion that each Back-Stop Lender’s Commitment bears to the Commitments of all Back-Stop Lenders, from the proceeds of the Term Loans as and when funded on such Borrowing Date.  Such premiums will be in all respects fully earned, due and payable on the applicable Borrowing Date and non-refundable and non-creditable thereafter.

(b)                                 Borrower agrees to pay on the Exit Facility Conversion Date, as compensation for the funding of the loans under the Exit Facility (the “Exit Facility Loans”), to the Lenders consideration for such conversion in an amount equal to 2.0% of the aggregate principal amount of such Exit Facility Loans (the “Conversion Consideration”), payable to the Lenders in accordance with their respective Pro Rata Share.  Such Conversion Consideration will be in all respects fully earned, due and payable on the Exit Facility Conversion Date and non-refundable and non-creditable thereafter.

(c)                                  In addition to any of the foregoing premiums and consideration, Borrower agrees to pay to Agents such other costs, expenses and fees in the amounts and at the times separately agreed upon.

2.9.                            Scheduled Payments.  The principal amount of the outstanding Term Loans, together with all other amounts owed hereunder with respect thereto, shall be repaid in full no later than the Maturity Date.

2.10.                     Voluntary Prepayments.

(a)                                  Any time and from time to time without payment of any prepayment premium or penalty except as provided in Section 2.15:

(i)                                     with respect to Base Rate Loans, Borrower may prepay any such Term Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(ii)                                  with respect to Eurodollar Rate Loans, Borrower may prepay any such Term Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount;

provided that in each case on the date of such proposed prepayment all amounts outstanding under the Pre-Petition Credit Agreements shall have been contemporaneously paid in full.

(b)                                 All such prepayments shall be made:

(i)                                     upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(ii)                                  upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 1:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice by telefacsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.12.

2.11.                     Mandatory Prepayments.

(a)                                  Asset Sales.  No later than the first Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Term Loans as set forth in Section 2.12 in an aggregate amount equal to such Net Asset Sale Proceeds; provided that no prepayment or reduction shall be required pursuant to this Section 2.11(a) in respect of any Net Asset Sale Proceeds received with respect to any Home Sale so long as (i) no Default or Event of Default has occurred and is continuing at the time of receipt of such Net Asset Sale Proceeds and (ii) such Net Asset Sale Proceeds shall be used solely to fund disbursements in accordance with the Approved Budget, the Interim Order and the Final Order and, pending application of such Net Asset Sale Proceeds for such purposes, shall be maintained in the Cash Collateral Account; provided, further, that if at any time the amount in the Cash Collateral Account exceeds $20,000,000 for any period of five consecutive Business Days, then Borrower shall prepay the Term Loans as set forth in Section 2.12 on the last Business Day of such period in an aggregate amount equal to such excess.

(b)                                 Insurance/Condemnation Proceeds.  No later than the first Business Day following the date of receipt by Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Term Loans as set forth in Section 2.12 in an aggregate amount equal to such Net Insurance/Condemnation Proceeds.

(c)                                  Issuance of Equity Securities.  On the date of receipt by Borrower of any Cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, Borrower or any of its Subsidiaries, Borrower shall prepay the Term Loans as set forth in Section 2.12 in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(d)                                 Issuance of Debt.  On the first Business Day following receipt by Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Term Loans as set forth in Section 2.12 in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(e)                                  Prepayment Certificate.  Concurrently with any prepayment of the Term Loans pursuant to Sections 2.11(a) through 2.11(d), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds.  In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.12.                     Application of Prepayments.

(a)                                  Any prepayment of the Term Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.15(c).

(b)                                 Anything contained herein to the contrary notwithstanding, in the event Borrower is required to make any mandatory prepayment (a “Waivable Prepayment”) of the Term Loans, not less than three Business Days prior to the date (the “Prepayment Date”) on which Borrower is required to make such Waivable Prepayment, Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender’s Pro Rata Share of such Waivable Prepayment and such Lender’s option to refuse such amount.  Each such Lender may exercise such option by giving written notice to Borrower and Administrative Agent of its election to do so on or before the first Business Day prior to the Prepayment Date (it being understood that any Lender which does not notify Borrower and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Prepayment Date, Borrower shall pay to Administrative Agent the amount of the Waivable Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders, and (ii) to the extent of any excess, to Borrower for working capital in accordance with the Approved Budget.

2.13.                     General Provisions Regarding Payments.

(a)                                  All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)                                 All payments in respect of the principal amount of any Term Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)                                  Subject to rights of recoupment and setoff that Administrative Agent has pursuant to Section 9.6, Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)                                 Notwithstanding the foregoing provisions hereof, if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)                                  Whenever any payment to be made hereunder with respect to any Term Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f)                                    Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or an Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

(g)                                 If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement.

2.14.                     Ratable Sharing. Except as otherwise provided herein, the Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off, consolidation or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, including with respect to the Chapter 11 Cases, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.14 shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Term Loans or other Obligations owed to it.

2.15.                     Making or Maintaining Eurodollar Rate Loans

(a)                                  Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Eurodollar Rate Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon no Term Loans may be made as Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist.

(b)                                 Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by e-mail or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Term Loans as Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Term Loan as a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.

(c)                                  Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Eurodollar Rate Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d)                                 Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)                                  Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

2.16.                     Increased Costs; Capital Adequacy.

(a)                                  Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.17 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Term Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)                                 Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Term Loans, or other obligations hereunder with respect to the Term Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.17.                     Taxes; Withholding.

(a)                                  Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b)                                 Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents, (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided that (x) no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.20) under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; (y) such additional amounts shall be payable to a Lender to the extent such Lender’s assignor was entitled to receive such additional amounts; and (z) no such additional amount shall be required to be paid to any Lender that fails to comply with any applicable certification, documentation, information or other reporting or information solicitation requirements concerning the nationality, residence, identity, ownership or connection with the United States of any Person having a direct or indirect interest in a Term Loan Note (or any similar or related requirements under applicable law), if compliance with any such requirement is a precondition to relief or exemption from such tax, assessment or other governmental charge under the provisions of the Foreign Tax Compliance Act of 2009, S. 1934 and H.R. 3933, 111th Congress, as such proposed legislation may ultimately be enacted into law (or under substantially similar provisions under other legislation).

(c)                                  Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “Non-U.S. Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.  Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.17(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.  Borrower shall not be required to pay any additional amount to any Non-U.S. Lender under Section 2.17(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the first sentence of this Section 2.17(c), or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided that if such Lender shall have satisfied the requirements of the first sentence of this Section 2.17(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.17(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant to Section 2.17(b)(iii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d)                                 Refunds. If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.17(d) shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

(e)                                  Other Taxes. Without limiting the provisions of Section 2.17(b), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law and shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(f)                                    Indemnification for Taxes. Borrower shall indemnify Administrative Agent and any Lender for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.17(b) and Other Taxes, in each case arising in connection with payments made under this Agreement or any other Credit Document (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) paid by Administrative Agent or such Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Such payment shall be due within 30 days of such Credit Party’s receipt of such certificate.

2.18.                     Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Term Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.19.                     Insolvency Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes an Insolvency Defaulting Lender, then during any Default Period with respect to such Insolvency Defaulting Lender, such Insolvency Defaulting Lender shall be deemed not to be a “Lender” for purposes of any amendment, waiver or consent with respect to any provision of the Credit Documents that requires the approval of Requisite Lenders.  During any Default Period with respect to an Insolvency Defaulting Lender, any amounts that would otherwise be payable to such Insolvency Defaulting Lender under the Credit Documents (including, without limitation, voluntary and mandatory prepayments and fees) may, in lieu of being distributed to such Insolvency Defaulting Lender, at the written direction of Borrower to Administrative Agent, be retained by Administrative Agent to collateralize indemnification and reimbursement obligations of such Insolvency Defaulting Lender in an amount reasonably determined by Administrative Agent. Performance by Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Lender becoming an Insolvency Defaulting Lender or the operation of this Section 2.19; provided that nothing in this Section 2.19 shall be construed to limit any rights and remedies which Borrower may have against such Insolvency Defaulting Lender.  The rights and remedies against an Insolvency Defaulting Lender under this Section 2.19 are in addition to other rights and remedies which Borrower may have against such Insolvency Defaulting Lender as a result of it becoming an Insolvency Defaulting Lender and which Administrative Agent or any Lender may have against such Insolvency Defaulting Lender with respect thereto. Administrative Agent shall not be required to ascertain or inquire as to the existence of any Insolvency Defaulting Lender.

2.20.                     Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15, 2.16 or 2.17, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become an Insolvency Defaulting Lender, (ii) the Default Period for such Insolvency Defaulting Lender shall remain in effect, and (iii) such Insolvency Defaulting Lender shall fail to cure the default as a result of which it has become an Insolvency Defaulting Lender within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5 or any other Credit Document, the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required shall not have been obtained after written request therefor; then, with respect to each such Increased-Cost Lender, Insolvency Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), any of Borrower, Administrative Agent or Requisite Lenders (or their designee) may, by giving written notice to Administrative Agent, Borrower and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from a Terminated Lender; provided that (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.8; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15, 2.16 or 2.17 or otherwise as if it were a prepayment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, if any, such Terminated Lender shall, without further action by any Person and notwithstanding anything in Section 10.6 or the Credit Documents to the contrary, no longer constitute a “Lender” for purposes hereof nor have any rights hereunder, and neither Borrower, Administrative Agent nor the Lenders shall have any obligation to recognize such Terminated Lender as a Lender hereunder for any purpose.  Each Lender agrees that if any of Borrower, Administrative Agent or Requisite Lenders exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation requested by such Person to evidence such assignment; provided that the execution of such documentation shall not be a condition to such assignment becoming effective.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence  within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation on behalf of a Terminated Lender, and any such documentation so executed by Administrative Agent shall be effective hereunder.

2.21.                     Super Priority Nature of Obligations and Lenders’ Liens.  At all times prior to the Exit Facility Conversion Date:

(a)                                  The priority of the Secured Parties’ Liens on the Collateral owned by the Credit Parties shall be set forth in the Interim Order or the Final Order, whichever is then in effect.

(b)                                 All Obligations shall constitute administrative expenses of the Credit Parties in the Chapter 11 Cases, with administrative priority and senior secured status under Sections 364(c)(1), 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code, all as set forth in, and qualified entirely by, the Interim Order and the Final Order.  Such administrative claim shall have superpriority over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, and shall at all times be senior to the rights of the Credit Parties, the estates of the Credit Parties, and any successor trustee or estate representative in the Chapter 11 Cases or any subsequent proceeding or case under the Bankruptcy Code.  The Liens granted to the Secured Parties on the Collateral owned by the Credit Parties, and the priorities accorded to the Obligations, shall have the priority and senior secured status afforded by Sections 364(c)(1), 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code (all as

more fully set forth in the Interim Order or the Final Order, whichever is then in effect) senior to all claims and interests other than as otherwise provided in the Interim Order and the Final Order; it being understood that the Liens granted to the Secured Parties on the Lancaster Account shall be junior to any valid, perfected and unavoidable Liens in favor of IndyMac Ventures, LLC against the Lancaster Account pursuant to Section 364(c)(3) of the Bankruptcy Code but senior to any other valid, perfected and unavoidable Liens against the Lancaster Account pursuant to Section 364(d) of the Bankruptcy Code (all as more fully set forth in the Interim Order or the Final Order, whichever is then in effect).

(c)                                  The Secured Parties’ Liens on the Collateral owned by the Credit Parties and the Secured Parties’ respective administrative claims under Sections 364(c)(1), 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code afforded the Obligations shall also have priority over any claims arising under Section 506(c) of the Bankruptcy Code.  Except as set forth herein or in the Interim Order or the Final Order, whichever is then in effect, no other claim having a priority superior or pari passu to that granted to the Secured Parties by the Interim Order or the Final Order, whichever is then in effect, shall be granted or approved while any Obligations under this Agreement remain outstanding.  No costs or expenses of administration shall be imposed against Administrative Agent, the Lenders, any other Secured Party or any of the Collateral under Sections 105 or 506(c) of the Bankruptcy Code or otherwise, and each of the Credit Parties hereby waives for itself and on behalf of its estate in bankruptcy, any and all rights under Sections 105 or 506(c) of the Bankruptcy Code or otherwise to assert or impose, or seek to assert or impose, any such costs or expenses of administration against Administrative Agent, the Lenders or any other Secured Party.

2.22.                     Payment of Obligations.  Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Credit Documents, Agents and the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

2.23.                     No Discharge; Survival of Claims.  Borrower, on behalf of itself and its Subsidiaries, agrees that (a) the Obligations hereunder shall not be discharged by the entry of the Confirmation Order or any other order confirming any plan of reorganization of any or all of Borrower and its respective Subsidiaries (and Borrower, on behalf of itself and its Subsidiaries, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the super-priority administrative claim granted to Agents and the Lenders pursuant to the Interim Order and the Final Order and described therein and the Liens granted to Agents pursuant to the Interim Order and the Final Order and described therein shall not be affected in any manner by the entry of the Confirmation Order or any other order confirming any plan of reorganization of any or all of Borrower and its respective Subsidiaries.

2.24.                     Release.  Subject to and qualified entirely by the Interim Order or the Final Order, as applicable, Borrower, on behalf of itself and its Subsidiaries, hereby acknowledges that neither Borrower nor any of its Subsidiaries has any defense, counterclaim, offset, recoupment, cross-complaint, claim, objection or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of the Credit Parties’ liability to repay the Secured Parties as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from any Secured Party, solely in its capacity as a Secured Party. Borrower, in its own right and with respect to its Subsidiaries and the Credit Parties’ bankruptcy estates, and on behalf of all their respective successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through them, (collectively, the “Releasing Parties”), hereby fully, finally and forever releases and discharges each Secured Party and all of each Secured Party’s past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, Subsidiaries, Affiliates and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including, without limitation, those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the other Credit Documents, the Plan Support Agreement, the Interim Order, the Final Order, the Disclosure Statement or the Plan of Reorganization and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

2.25.                     Waiver of any Priming Rights and Non-Consensual Use of Cash Collateral.  Upon the Closing Date, and on behalf of itself and its estates, and for so long as any Obligations shall be outstanding, Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives (i) any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant, or to seek Bankruptcy Court approval of the granting of, any Lien of equal or greater priority than the Liens securing the Obligations, or to grant, or to seek Bankruptcy Court approval of the granting of, a claim of equal or greater priority than the Obligations, except as permitted hereunder and under the Interim Order and the Final Order, and (ii) except as provided herein and in the Interim Order or the Final Order, any right, pursuant to Section 363 of the Bankruptcy Code or otherwise, to use, or to seek Bankruptcy Court approval of the use of, Collateral proceeds or any other cash collateral (as defined in the Bankruptcy Code) in any manner not permitted by the Credit Documents or otherwise without the consent of Administrative Agent.

SECTION 3.                         CONDITIONS PRECEDENT

3.1.                            Conditions to Closing Date.  The obligation of each Lender to make a Term Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)                                  Credit Documents.  Administrative Agent shall have received copies of each Credit Document (other than the Credit Documents set forth in Schedule 5.16) sufficient to distribute to each Lender or as Administrative Agent shall request, originally executed (and notarized, as applicable) and delivered by each applicable Credit Party.

(b)                                 Organizational Documents; Incumbency.  Administrative Agent shall have received, in respect of each Credit Party, (i) sufficient copies of each Organizational Document as Administrative Agent shall request, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the secretary of such Credit Party (or of such Credit Party’s managing member); (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) except in respect of the Credit Parties identified on Schedule 4.1 as not being in good standing, a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation dated the Closing Date or a recent date prior thereto; and (v) such other documents as Administrative Agent may reasonably request.

(c)           Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(d)           Premiums, Consideration and Fees.  Borrower shall have paid to each Agent and each Lender the premiums, consideration and fees payable on or before the Closing Date referred to in Section 2.8(a) and (c) and all costs and expenses payable pursuant to Section 10.2 which have accrued to the Closing Date.

(e)           Patriot Act.  The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(f)            Funding Notice.  Administrative Agent shall have received a fully executed and delivered Funding Notice no later than three Business Days prior to the Closing Date or such shorter period of time acceptable to Administrative Agent.

(g)           No Default; Truth of Representations.  As of the Closing Date, (i) no Default or Event of Default exists or would result from the consummation of the transactions contemplated by the Credit Documents and (ii) the representations and warranties of each Credit Party contained in Section 4 or any other Credit Document are true and correct.

(h)           Approved Budget.  Administrative Agent shall have received an initial 13-week cash flow budget for the period commencing on the Closing Date substantially in the form of Exhibit G (the “Initial Approved Budget”), to be attached to the Interim Order which shall be in form and substance satisfactory to Administrative Agent.

(i)            Interim Order.  Administrative Agent shall have received a signed copy of the Interim Order, and the Interim Order shall be in full force and effect.

(j)            Plan Support Agreement.  The Plan Support Agreement shall have been duly executed and delivered by the parties thereto, shall be in full force and effect and shall not have been amended, supplemented or otherwise modified without the prior written consent of Administrative Agent except in accordance with the provisions thereof.

3.2.         Conditions to Final Loan Date.  The obligation of each Lender to make a Term Loan on the Final Loan Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Final Loan Date:

(a)           Final Order.  Administrative Agent shall have received a signed copy of the Final Order, and the Final Order shall be in full force and effect.

(b)           Premiums, Consideration and Fees.  Borrower shall have paid to each Agent and each Lender the premiums, consideration and fees payable on or before the Final Loan Date referred to in Section 2.8(a) and (c) and all costs and expenses payable pursuant to Section 10.2 which have accrued to the Final Loan Date.

(c)           No Litigation.  Other than the Chapter 11 Cases, there shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority with respect to the Existing Indebtedness, the DIP Facility or that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the transactions contemplated by the Credit Documents or that could have a Material Adverse Effect.

(d)           Funding Notice.  Administrative Agent shall have received a fully executed and delivered Funding Notice no later than three Business Days prior to the Final Loan Date or such shorter period of time acceptable to Administrative Agent.

(e)           No Default; Truth of Representations.  As of the Final Loan Date, (i) no Default or Event of Default exists or would result from the consummation of the transactions contemplated by the Credit Documents and (ii) the representations and warranties of each Credit Party contained in Section 4 or any other Credit Document are true and correct.

3.3.         Conditions to Exit Facility Option.  The Lenders hereby grant Borrower the option (the “Exit Facility Option”) to cause the DIP Facility to be converted to an Exit Facility by amending and restating this Agreement or entering into a new agreement with the Lenders, in each case on terms and conditions consistent with the Plan of Reorganization and satisfactory in form and substance to Requisite Lenders (the “Exit Facility Documentation”), subject to the satisfaction, or waiver by Requisite Lenders, of the following conditions on or before the Exit Facility Conversion Date:

(a)           Notice of Exercise.  Borrower shall have given, and the Lenders shall have received, not less than five Business Days’ prior written notice of the exercise of the Exit Facility Option.

(b)           Premiums, Consideration, and Fees.  Borrower shall have paid to each Agent and each Lender (i) the premiums, consideration and fees payable on or before the Exit Facility Conversion Date referred to in Section 2.8(b) and (c), (ii) all expenses (including reasonable fees and expenses of counsel) payable pursuant to Section 10.2 or pursuant to the Exit Facility Documentation that have accrued to the Exit Facility Conversion Date, and (iii) notwithstanding any rights Borrower may have under applicable law, including any rights under the Settlement and Release Agreement dated July 13, 2010, which was approved by the Bankruptcy Court by Order entered  in the Chapter 11 Cases on August 24, 2010, all unreimbursed expenses incurred by the Lenders during the Chapter 11 Cases (including reasonable fees and expenses of counsel) in the Lenders’ capacity as Pre-Petition Lenders;

(c)           Exit Facility Conversion Date.  The Exit Facility Conversion Date shall occur not later than the Maturity Date as in effect immediately prior to the exercise by Borrower of the Exit Facility Option.

(d)           Credit Documents.  Administrative Agent shall have received sufficient copies of all documentation in connection with the Exit Facility (including all security agreements, pledge agreements, mortgages, account control agreements and all other instruments, documents and agreements requested in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of the Secured Parties, Liens on all real, personal and mixed property of Borrower and all of its Subsidiaries (collectively, the “Exit Credit Parties”) as security for the obligations of the Exit Credit Parties under the Exit Facility) as Administrative Agent shall request, originally executed (and notarized, as applicable) and delivered by each applicable Exit Credit Party, in each case on terms and conditions consistent with the Plan of Reorganization and satisfactory in form and substance to Administrative Agent.

(e)           Organizational Documents; Incumbency.  Administrative Agent shall have received, in respect of each Exit Credit Party, (i) sufficient copies of each Organizational Document as Administrative Agent shall request, and, to the extent applicable, certified as of the Exit Facility Conversion Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Exit Credit Party; (iii) resolutions of the Board of Directors or similar governing body of such Exit Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Exit Facility Conversion Date, certified as of the Exit Facility Conversion Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Exit Credit Party’s jurisdiction of incorporation, organization or formation dated the Exit Facility Conversion Date or a recent date prior thereto and (v) such other documents as Administrative Agent may reasonably request.

(f)            Governmental Authorizations and Consents.  Each Exit Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Exit Facility documentation and the financing thereof, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.  No change in law or regulation shall be applicable in the reasonable judgment of Administrative Agent that would restrain, prevent or otherwise impose materially adverse conditions on the transactions contemplated by the Exit Facility documentation or the financing thereof.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Exit Facility documentation or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g)           Opinions.  Each Agent shall have received opinions of counsel (which counsel shall be reasonably satisfactory to Agents), satisfactory in form and substance to Agents, covering such matters relating to the Exit Credit Parties, the Exit Facility documentation and the transactions contemplated thereby as Agents shall reasonably request, including, without limitation, with respect to the creation and perfection of the security interests in favor of Collateral Agent in the Collateral (and any other collateral to be pledged under the Exit Facility, as provided in the Plan of Reorganization) and such other matters governed by the laws of each jurisdiction in which any Exit Credit Party or any real, personal or mixed property collateral is located.

(h)           Collateral.  Collateral Agent shall have received:

(i)            a completed collateral certificate providing information with respect to the real, personal or mixed property of each Exit Credit Party, in form reasonably satisfactory to Collateral Agent, dated the Exit Facility Conversion Date and executed by an Authorized Officer of each Exit Credit Party, together with all attachments contemplated thereby, including the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any real, personal or mixed property of any Exit Credit Party in the jurisdictions specified in such collateral certificate, together with copies of all such filings disclosed by such search;

(ii)           all such releases as reasonably requested by Collateral Agent, in form reasonably satisfactory to Collateral Agent, with respect to the termination and release of any Liens on the real, personal or mixed property of any Exit Credit Party (other than any Liens in respect of “Permitted Liens” as defined in the Exit Facility documentation), including, without limitation, (A) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search, (B) terminations or reassignments of any Liens on any patents, trademarks, copyrights or other intellectual property on which filings have been made, and (C) terminations of all mortgages, leasehold mortgages, hypothecs and deeds of trust created with respect to any Real Estate Asset;

(iii)          all such documents, certificates, reports or assurances as reasonably requested by Collateral Agent with respect to any Real Estate Asset, including, without limitation, environmental reports, appraisals, surveys and certifications as to permits, zoning compliance and condemnation proceedings; and

(iv)          evidence that each Exit Credit Party shall have taken or caused to be taken any action, executed and delivered or caused to be executed and delivered any agreement, document and instrument, and made or caused to be made any filing and recording reasonably required by Collateral Agent to the extent necessary to maintain or cause the perfection of the Liens granted under the Exit Facility documentation.

(i)            Insurance.  Collateral Agent shall have received endorsements from Borrower’s insurance broker naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under the Exit Facility documentation.

(j)            Bankruptcy Matters.  (i) The Bankruptcy Court shall have entered the Confirmation Order and (x) the time to appeal the Confirmation Order or to seek review, rehearing or certiorari with respect to the Confirmation Order shall have expired, (y) unless otherwise waived by Administrative Agent, no appeal or petition for review, rehearing or certiorari with respect to the Confirmation Order shall be pending, and (z) the Confirmation Order shall otherwise be in full force and effect, and shall not have been vacated, reversed, modified, amended or stayed in any respect that, in the good faith judgment of Administrative Agent, is adverse to any or all of Administrative Agent, Collateral Agent and the Lenders without the written consent of Administrative Agent; (ii) the Plan of Reorganization and all documents filed in connection therewith (x) shall have become effective in accordance with their terms, and (y) shall not have been modified, altered, amended or otherwise changed or supplemented in any respect that, in the good faith judgment of Administrative Agent, is adverse to any or all of Administrative Agent, Collateral Agent and the Lenders without the written consent of Administrative Agent; (iii) all conditions precedent to the effectiveness of the Plan of Reorganization (other than the conversion of the DIP Facility to the Exit Facility pursuant hereto) shall have been satisfied, shall be satisfied substantially simultaneously with the conversion of the DIP Facility to the Exit Facility, or shall be waived (with the prior written consent of Administrative Agent); and (iv) the transactions contemplated by the Plan of Reorganization and the Confirmation Order to occur on the effective date of the Plan of Reorganization and the Confirmation Order shall be consummated on the effective date of the Plan of Reorganization (and pursuant to the Plan of Reorganization, the Exit Credit Parties and their respective property shall have been discharged from, and have no further liability with respect to, Claims and Liens against the Exit Credit Parties provided in the Plan of Reorganization) and substantially simultaneously with the occurrence of the Exit Facility Conversion Date.

(k)           No Default; Truth of Representations.  As of the Exit Facility Conversion Date, (i) no event shall have occurred and be continuing or would result from the exercise by Borrower of the Exit Facility Option that would constitute a “Default” or “Event of Default” under and as defined in either this Agreement or the Exit Facility documentation and (ii) the representations and warranties of each Exit Credit Party contained in the Exit Facility documentation shall be true and correct.

(l)            Other Indebtedness.  Concurrently with the consummation of the Plan of Reorganization, (a) all pre-existing Indebtedness of the Exit Credit Parties shall have been satisfied or otherwise treated in the manner specified in the Plan of Reorganization, and all Liens and security interests related thereto, to the extent required by the Plan of Reorganization, shall have been terminated or released, (b) the respective Indebtedness of the Exit Credit Parties and any Liens securing same that are outstanding immediately after the consummation of the Plan of Reorganization shall not exceed the amount contemplated by the Plan of Reorganization, and (c) there shall not occur as a result of, and after giving effect to, the Exit Facility Option, a default (or any event which with the giving of notice or lapse of time or both will be a default) under any of the reorganized Exit Credit Parties’ debt instruments and other material agreements.

Notwithstanding the foregoing, to the extent that any Assumed Exit Term is excluded from the Exit Facility Documentation, or any term or condition in the Exit Facility Documentation is inconsistent in any material respect with any of the Assumed Exit Terms, and a Lender (a “Non-Consenting Exit Lender”) does not consent to such exclusion or perceived material inconsistency, then such Non-Consenting Exit Lender shall have the right to raise an objection to such exclusion or the reasonableness of such term or condition that it believes to be materially inconsistent with the Exit Facility Documentation, which objection shall be filed with the Bankruptcy Court and served upon the other parties to the Plan Support Agreement by no later than the date on which objections to the Plan of Reorganization are due, such that the objection may be considered by the Bankruptcy Court at the confirmation hearing. The determination of the Bankruptcy Court with respect to any such objection shall be binding upon all of the Lenders.

SECTION 4.         REPRESENTATIONS AND WARRANTIES

In order to induce Agents and the Lenders to enter into this Agreement and to make each Term Loan to be made thereby, each Credit Party represents and warrants to each Agent and each Lender, on each Borrowing Date and the Exit Facility Conversion Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated hereby):

4.1.         Corporate Authority, Enforceability and Ownership.

(a)           Organization; Good Standing.  Borrower and each Guarantor is duly incorporated or formed pursuant to its articles of incorporation or formation, as the case may be, filed with the Secretary of State of the State of its respective jurisdiction of organization as identified in Schedule 4.1 and is validly existing and in good standing under the laws of such State, except as set forth on Schedule 4.1.  Borrower and each Guarantor is qualified to do business in each State where Borrower is required to be so qualified pursuant to the local laws thereof or where the failure to be so qualified could have a Material Adverse Effect.  Each of Borrower and the Guarantors (i) has all requisite power to own its respective properties and conduct its respective business as now conducted and as presently contemplated, and (ii) to the extent applicable, is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where legally necessary for the conduct of its business.

(b)           Authorization.  Upon entry by the Bankruptcy Court of the Interim Order, the execution, delivery and performance of the Credit Documents by each Credit Party that is a party thereto and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not (whether with the passage of time or the giving of notice, or both) conflict with or constitute a default under any provision of the articles of incorporation, articles of organization, partnership agreement, declaration of trust or other charter documents, bylaws or operating agreement of, or any agreement or other instrument binding upon, such Person or any of its properties, and (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person, except for the liens and security title granted by the Credit Documents.

(c)           Enforceability.  Upon entry by the Bankruptcy Court of the Interim Order, each Credit Document entered into on such date has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable in accordance with the respective terms and provisions hereof and thereof.

(d)           Default Under Organizational Documents.  No director, officer, member or shareholder of Borrower or Guarantor is in default in the performance of any of its obligations under the respective Organizational Documents of Borrower or Guarantor, except as set forth on Schedule 4.1.

4.2.         Governmental Approvals.  The execution, delivery and performance of the Credit Documents by each Credit Party that is a party thereto and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Governmental Authority, except for entry by the Bankruptcy Court of the Interim Order, with respect to the Interim Loans, and the Final Order, with respect to the Final Loans.

4.3.         Chief Executive Office.  The chief executive office of Borrower is and shall be located at 6 Executive Circle, Suite 250, Irvine, CA 92614.

4.4.         Fiscal Year.  Borrower and each Guarantor has a fiscal year ending December 31 of each calendar year.

4.5.         Regulations T, U and X.  No portion of any Term Loan is to be used by Borrower for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulation T, Regulation U and Regulation X of the Board of Governors.

4.6.         Investment Company Act.  Neither Borrower nor any Guarantor is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act.

4.7.         Reportable Transaction.  Neither Borrower, nor any Guarantor, any non-Borrower trustor, nor any Subsidiary of any of the foregoing intends to treat the Term Loans or the transactions contemplated by this Agreement and the other Credit Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If Borrower, or any other party to the Credit Documents, determines to take any action inconsistent with such intention, Borrower will promptly notify Administrative Agent thereof.  If Borrower so notifies Administrative Agent, Borrower acknowledges that Administrative Agent may treat the Term Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Administrative Agent will maintain the lists and other records, including the identity of the applicable party to the Term Loans as required by such Treasury Regulation.

4.8.         Tax Status.  Each of Borrower and Guarantors (a) has made or filed all Post-Petition federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, if applicable or required, except to the extent such Person has obtained an extension of the deadline to file such return, (b) has paid all Post-Petition taxes and other private or governmental assessments and charges shown or determined to be due on such returns, reports and declarations, if applicable or required, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, if applicable or required. There are no unpaid taxes or assessments in any material amount claimed to be due by the taxing authority of any jurisdiction or pursuant to any private agreement except for those that are being contested as permitted in this Agreement or as disclosed on Schedule 4.8, and the members or officers of such Person know of no basis for any such claim.

4.9.         Brokers.  Neither Borrower nor any Guarantor has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Term Loans contemplated hereunder.

4.10.       Material Contracts.  As of the Closing Date, all of the Material Contracts are in full force and effect, and no Post-Petition defaults currently exist thereunder other than as a result of the filing of the Chapter 11 Cases (and any payment default directly related to such filing as of the Closing Date).

4.11.       Other Indebtedness.  Neither Borrower nor any Guarantor has any Indebtedness not permitted by Section 6.1.  All Indebtedness of Borrower and Guarantors as of the Closing Date, either jointly or severally, is shown on the balance sheets and other financial information provided to Administrative Agent and each Lender on or before the Closing Date with respect to such entity.

4.12.       Litigation.  Except for the Chapter 11 Cases and as set forth in Schedule 4.12, there are no actions, suits, proceedings or investigations of any kind pending or, to Borrower’s or any Guarantor’s knowledge and belief, threatened against Borrower or any Guarantor before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, have a Material Adverse Effect or materially impair the right of such Person to carry on business substantially as now conducted by it, or result in any liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of such Person, or which might question the validity of any of the Credit Documents, any action taken or to be taken pursuant hereto or thereto or any lien or security interest created or intended to be created pursuant hereto or thereto, or which will materially and adversely affect the ability of such Person to pay and perform the Obligations in the manner contemplated by the Credit Documents.  There are no judgments outstanding against or affecting Borrower, any Guarantor or any of the Collateral which would have a Material Adverse Effect.

4.13.       Insurance.  The policies of insurance or certificates of insurance furnished to Administrative Agent with respect to the business and properties of Borrower are in full force and effect, and no notice of cancellation or non-renewal has been received with respect thereto.  Since the commencement of its business, Borrower and each Guarantor, as applicable, has maintained commercially reasonable and adequate amounts of insurance. A list of Borrower’s insurance policies furnished to Administrative Agent is included in Schedule 4.13.

4.14.       Compliance with Other Instruments, Laws.

(a)           To their knowledge, neither Borrower nor any Guarantor is in violation of any provision of any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, writ, injunction, statute, license, permit, rule or regulation, in any of the foregoing cases in a manner that, individually or in the aggregate, could result in the imposition of substantial penalties or could have a Material Adverse Effect.

(b)           To the extent applicable, each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.15.       Certain Transactions.  None of the members, officers, directors or employees of Borrower is a party to any transaction with Borrower or any Guarantor (other than for services as members, employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such member, officer, director or employee or, to the knowledge of Borrower, any corporation, partnership, trust or other entity in which any such member, officer, director or any such employee has a substantial interest or is an officer, director, trustee, member or partner, unless such contract, agreement or other arrangement is an arm’s-length arrangement with terms comparable to those which would be obtained from an unaffiliated Person or as otherwise approved by Administrative Agent.

4.16.       Franchises, Intellectual Property.  Borrower and each Guarantor possesses all franchises, patents, copyrights, trademarks, trade names and servicemarks, and all licenses, permits and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known violation of any rights of others, except where a failure to possess such rights could not have a Material Adverse Effect.

4.17.       Title to Properties.  Schedule 4.17 contains a true, accurate and complete list of all Real Estate Assets of Borrower and its Subsidiaries as of the Closing Date.  Each of Borrower and its Subsidiaries owns or leases all of the Real Estate Assets reflected in Schedule 4.17 or acquired since the Closing Date (except property and assets sold or otherwise disposed of in the ordinary course of business since the Closing Date), subject to no rights of others, including any mortgage, leases, conditional sales agreements, title retention agreements, liens or other encumbrances, except for Permitted Liens and the rights of third parties under existing Housing Purchase Contracts.  Without limiting the foregoing, each of Borrower and its Subsidiaries has good and marketable title to all real property reasonably necessary for the operation of its business and all Projects and Other Projects free from all liens or encumbrances of any nature whatsoever, except for Permitted Liens.

4.18.       Property Status and Condition.  Except as disclosed to Administrative Agent and the Lenders in writing or on Schedule 4.8, there are no unpaid or outstanding real estate or other taxes or assessments on or against any property of Borrower or Guarantors that are payable by Borrower or Guarantors (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement).  Except as disclosed to Administrative Agent and the Lenders in writing, there are no pending eminent domain proceedings against any Project or any part thereof, and, to the knowledge of Borrower and each Guarantor, no such proceedings are presently threatened or contemplated by any taking authority which in either case may individually or in the aggregate have any Material Adverse Effect.  None of the Projects or Other Projects is now damaged as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate would have any Material Adverse Effect.

4.19.       Options to Acquire; Restrictions on Development.  Except in connection with Housing Purchase Contracts and the Model Home Lease, neither the Owned Land nor the Collateral is subject to any right of first refusal, right of first offer or other options to purchase.  Other than standard and customary development agreements entered into in the ordinary course of Borrower’s or any Guarantor’s business or standard and customary covenants and restrictions of record affecting the applicable Project or Other Project, which do not, taken individually, have a material economic impact on the applicable Project or Other Project, none of the Projects or Other Project is subject to any material agreement restricting or limiting its development.

4.20.       Restrictions.  Borrower and each Guarantor is familiar with all restrictions that affect the Projects and the Other Projects and the construction of the improvements thereon and the contemplated use thereof.  Borrower has obtained, or will be able to obtain, all permits, approvals, consents and other authorizations necessary under such restrictions for such construction and use, and such construction and use will comply with any restrictions. Neither Borrower not any Guarantor has received any written notification that there is any violation nor to Borrower’s or any Guarantor’s knowledge is there an asserted violation of any restrictions concerning any of the Projects or Other Projects or the existing or contemplated use thereof.

4.21.       Compliance of Projects with Law.  The location, construction, occupancy, development, operation and use of the Projects and the Other Projects comply in all material respects with the terms of all applicable regional impact plans and reports, all applicable restrictive covenants and deed restrictions, zoning and subdivision ordinances, building codes, Environmental Laws, and other applicable laws, statutes, ordinances, rules, regulations, orders or determinations of any governmental authority.  Except as set forth on Schedule 4.21, subject to completion of infrastructure improvements and the issuance of final maps and building permits, all Entitlements are Vested and Borrower or Guarantor has obtained (or caused to be obtained) all necessary licenses, authorizations, registrations, permits and/or approvals necessary for the use and operation of the Projects and the Other Projects or any part thereof in accordance with all applicable laws.  Without limiting the foregoing, Borrower and each Guarantor hereby warrants and represents to Administrative Agent and the Lenders as follows:

(a)           The Projects and the Other Projects are zoned to allow the development, construction and occupancy of Homes.  No action is pending to change or modify any zoning applicable to such Project and the Other Projects, and the zoning rights are Vested.

(b)           Other than the final maps and building permits, all permits necessary for the use and operation of the Projects and the Other Projects as currently developed are Vested and run with and benefit the land.

4.22.       Environmental Compliance.  Borrower and Guarantors make the following representations and warranties:

(a)           No Violations.  To the knowledge and belief of Borrower and Guarantors, neither Borrower nor Guarantors, the operators of the Owned Land or any operations thereon are in violation, or alleged violation, of any Environmental Law.

(b)           No Notice of Liability.  Except as may be disclosed on Schedule 4.22, neither Borrower nor Guarantors has received notice from any third party, including, without limitation, any federal, state or local governmental authority, (i) that it has been identified as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Material has been released or is threatened to be released at, on, under or from the Owned Land; or (iii) that any claim, action, cause of action, complaint or legal or administrative proceeding is pending or threatened against Borrower or any Guarantor arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with any Environmental Law or any Release or threatened Release.

(c)           No Releases.  With respect to Owned Land, to the knowledge and belief of Borrower and Guarantors and except as otherwise disclosed in those certain environmental reports set forth in Schedule 4.22, (i) no portion of the Owned Land has been used as a landfill or for dumping or for the handling, processing, storage or disposal of Hazardous Materials except in the ordinary course of business and in accordance and in full compliance with all Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of the Owned Land; (ii) in the course of any activities conducted by Borrower, Guarantors or the operators of any of their properties, no Hazardous Materials have been generated or are being used on the Owned Land except in the ordinary course of business and in accordance with all Environmental Laws; (iii) there has been no past or present or threatened Release on, upon, into or from any Owned Land other than de minimis quantities not in violation of Environmental Laws; (iv) to Borrower’s knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Owned Land which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Owned Land; and (v) any Hazardous Materials that have been generated by Borrower has been transported off-site only by approved licensed carriers of Hazardous Materials and treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under all applicable Environmental Laws, which transporters and facilities have been and are, to Borrower’s knowledge, operating in compliance with such permits and applicable Environmental Laws.

(d)           No Required Action.  Neither Borrower nor Guarantors have received any written notification that, and to the knowledge of Borrower and Guarantors, neither Borrower, Guarantors, any Project or the Collateral is subject to any applicable Environmental Law requiring the performance of site assessments or the removal or remediation of Hazardous Materials, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any Collateral Document or to the effectiveness of any other transactions contemplated hereby or thereby.

4.23.       Credit Documents.  All of the representations and warranties made by or on behalf of Borrower and Guarantors in the Credit Documents or any document or instrument delivered to Administrative Agent or the Lenders pursuant to or in connection with any of such Credit Documents are true and correct in all material respects, and none of such Persons has failed to disclose such information as is necessary to make such representations and warranties not misleading in any material respect.  There is no material fact or circumstance known to Borrower or Guarantors that would have a material adverse effect on their ability to perform their respective obligations under the Credit Documents that has not been disclosed to Administrative Agent and the Lenders, and the written information, reports and other papers and data with respect to Borrower, Guarantors, the Projects and the other Collateral (other than projections and estimates) furnished to Administrative Agent or the Lenders in connection with this Agreement or the obtaining of the commitments of the Lenders hereunder were, at the time so furnished and when considered as a whole, complete and correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary, to give in all material respects a true and accurate knowledge of the subject matter in all material respects.

4.24.       No Default or Event of Default.

(a)           No Default or Event of Default has occurred and is continuing hereunder.

(b)           Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Post-Petition Contractual Obligations other than as a result of the filing of the Chapter 11 Cases (and any payment default directly related to such filing), and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.         AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, from and after the Closing Date until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1.         Reports, Notices and Other Information.  Borrower will deliver to Administrative Agent and the Lenders:

(a)           Compliance Certificate.  Not later than one Business Day after filing of each Monthly Operating Report, a duly executed and completed Compliance Certificate;

(b)           Variance Report.  Not later than 7:00 p.m. (New York City time) on the Wednesday of each week (or if such day is not a Business Day, the next succeeding Business Day) commencing after the Closing Date, a comparison of each line item set forth in the Approved Budget for the week most recently ended on the previous Friday against the actual performance for such week with respect to each line item, including actual cash receipts, disbursements and total available liquidity (and on a cumulative basis from the Closing Date to the date of such report), substantially in the form of Exhibit H (a “Variance Report”), in each case with written explanations of material variances, in form and substance reasonably satisfactory to Administrative Agent and certified by a chief financial officer of Borrower that such Variance Report has been prepared in good faith;

(c)           Approved Budget.  At Borrower’s election, proposed updates to the most recent Approved Budget, provided that the Credit Parties shall continue to be subject to and governed by the terms of the Approved Budget then in effect until a new budget becomes an Approved Budget;

(d)           Notice of Default.  Promptly upon any officer of Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower with respect thereto; (ii) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(h); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Default, Event of Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(e)           Notice of Litigation.  Promptly upon any officer of Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to the Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable the Lenders and their counsel to evaluate such matters;

(f)            Notice Regarding Material Contracts.  Promptly, and in any event within ten Business Days after any Material Contract of Borrower or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Borrower or such Subsidiary, as the case may be, a written statement describing such event, with copies of such material amendments, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract; provided that no such prohibition on delivery shall be effective if it were bargained for by Borrower or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(g)), and an explanation of any actions being taken with respect thereto;

(g)           Information Regarding Collateral.  (i) Borrower will furnish to Collateral Agent prompt written notice of any change (A) in any Credit Party’s corporate name, (B) in any Credit Party’s identity or corporate structure, (C) in any Credit Party’s jurisdiction of organization or (D) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number.  Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed or otherwise impaired or adversely affected;

(h)           Other Information.  (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity or by any Subsidiary of Borrower to its security holders, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority, (C) all press releases and other statements made available generally by Borrower or any of its Subsidiaries to the public concerning material developments in the business of Borrower or any of its Subsidiaries, (D) all pleadings, motions, applications and judicial information filed by or on behalf of the Credit Parties with the Bankruptcy Court or provided to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case), at the time such document is filed with the Bankruptcy Court, or provided by or to the U.S. Trustee, and (E) all proposed orders and pleadings related to this Agreement, which shall be in form and substance reasonably satisfactory to Administrative Agent, any plan of reorganization or liquidation and/or any disclosure statement related to such plan and all documents filed with the Bankruptcy Court, and (ii) such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender;

(i)            Certification of Public Information.  Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that

Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Borrower agrees to clearly designate all information provided to Administrative Agent that is suitable to make available to Public Lenders.  If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for the Lenders who wish to receive material non-public information with respect to Borrower, its Subsidiaries and their securities; and

(j)            Chapter 11 Cases.  As soon as practicable in advance of filing with the Bankruptcy Court, the Credit Parties shall provide to Administrative Agent and each Lender copies of all pleadings, notices, orders, agreements and all other documents served, filed or entered, as the case may be, in connection with, or in relation to, the Credit Documents or the transactions contemplated thereunder, the Plan of Reorganization, the Disclosure Statement or the Confirmation Order.  Borrower shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or the Final Order, as applicable.

5.2.         Existence. Except as otherwise permitted under Section 6.7 or as contemplated by the Plan of Reorganization, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided that no Credit Party (other than Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, license or permit if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

5.3.         Payment of Taxes and Claims.  To the extent permitted by the Bankruptcy Code or otherwise provided by the Bankruptcy Court, each Credit Party will, and will cause each of its Subsidiaries to, pay all Post-Petition Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all Post-Petition claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Post-Petition Tax or Post-Petition claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or any of its Subsidiaries).

5.4.         Maintenance of Properties.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material tangible properties used or useful in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5.         Insurance.

(a)           Required Coverage.  Borrower will, at its expense, procure and maintain for the benefit of Collateral Agent and the Lenders, insurance policies issued by reputable insurance companies or associations in respect of the assets, properties and businesses of Borrower and its Subsidiaries in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deducibility from coverage thereof.  As customary or appropriate, the insurance policies shall name Collateral Agent and each Lender as an additional insured and contain a cross liability/severability endorsement.  Borrower shall deliver duplicate originals or certified copies of all such policies to Collateral Agent, and Borrower shall promptly furnish to Collateral Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid.  At least 10 days prior to the expiration date of the policies, the Borrower shall deliver to Collateral Agent evidence of continued coverage, including a certificate of insurance, as may be satisfactory to Collateral Agent.

(b)           Clauses and Endorsements.  All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of the Borrower or any of its Subsidiaries or anyone acting for such Person (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of any Project for purposes more hazardous then permitted by the terms of the policy, and no foreclosure or any other change in title to any Project or any part thereof, shall affect the validity or enforceability of such insurance insofar as Collateral Agent is concerned, (ii) the insurer waives any right of set-off, counterclaim, subrogation, or any deduction in respect of any liability of any such Person and Collateral Agent, (iii) such insurance is primary and without right of contribution from any other insurance which may be available, (iv) such policies shall not be modified, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least 30 days’ prior written notice to Collateral Agent by United States mail and (v) none of Agents or the Lenders shall be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.

(c)           Blanket Policy.  The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrower, its Subsidiaries and other Persons, provided that such blanket policy or policies comply with all of the terms and provisions of this Section 5.5 (excluding products and completed operations coverage).

(d)           Required Rating.  All policies of insurance required by this Agreement shall be issued by companies authorized to do business in the State where the policy is issued and also in the states where any Project of the Borrower or its Subsidiaries is located and having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X”.

(e)           Concurrent Insurance.  Neither Borrower nor any of its Subsidiaries shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this Section 5.5.

(f)            Subcontractor Insurance.  Borrower will require its subcontractors to obtain and maintain insurance at all times during the construction of any improvements to any Project or Other Project. The insurance required by the subcontractor’s contract shall be subject to approval by Collateral Agent and such other insurance as may be reasonably required by Collateral Agent (including, without limitation, commercial general liability insurance, comprehensive automobile liability insurance, all-risk contractor’s equipment floater insurance, workmen’s compensation insurance and employer liability insurance).  Borrower and its Subsidiaries will use their respective commercially reasonable efforts to cause its architects, engineers and any other design professionals providing design or engineering services in connection with the construction of any improvements to any Project or Other Project to obtain and maintain professional liability insurance covering any claims asserted with respect to any Project or Other Project for a period of not less than one year after the date of completion of such improvements, or if not commercially available, for such period of time as Collateral Agent may reasonably approve.

(g)           Other Insurance.  The Borrower will, at its expense, procure and maintain insurance covering such Persons and any Project or Other Projects in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy, excluding earthquake and subsidence insurance.

5.6.         Books and Records; Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

5.7.         Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8.         Environmental.

(a)           Environmental Disclosure.  Borrower and each Guarantor will promptly give written notice to Administrative Agent (i) upon Borrower or any Guarantor obtaining knowledge of any potential or known Release, or threat of Release, at or from any Owned Land other than de minimis quantities not in violation of any Environmental Law; (ii) of any violation of any Environmental Law that Borrower or any Guarantor reports in writing or is reportable by such Person in writing to any federal, state or local environmental agency and (iii) upon becoming aware thereof, of any inquiry, proceeding, investigation or other enforcement action under any environmental lien with respect to the Owned Land.

(b)           Environmental Compliance.  Neither Borrower nor any of its Affiliates will do any of the following: (i) use any of the Owned Land or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Materials, except for small quantities of Hazardous Materials used in the ordinary course of business and in compliance with all applicable Environmental Laws, (ii) cause or permit to be located on any of the Owned Land any underground tank or other underground storage receptacle for Hazardous Materials, (iii) generate any Hazardous Materials on any of the Owned Land except in full compliance with Environmental Laws, (iv) conduct any activity at any Owned Land or use any Owned Land in any manner so as to cause a Release or a threat of a Release of Hazardous Materials on, upon or into the Owned Land or any surrounding properties, except for de minimis quantities, (v) directly or indirectly transport or arrange for the transport of any Hazardous Materials except in compliance with all Environmental Laws, or (vi) conduct any of its activities or any development of any Project or Other Project in a manner that violates any Environmental Law.

(c)           Hazardous Materials.  The Borrower and the Guarantors shall:

(i)            In the event of any change in Environmental Laws governing the assessment, Release or removal of Hazardous Materials, which change would lead a prudent lender to require additional testing to avail itself of any statutory insurance or limited liability, take all action (including, without limitation, the conducting of engineering tests at the sole expense of Borrower) to confirm that no Hazardous Materials are or ever were released or disposed on the Owned Land; and

(ii)           If any Release or disposal of Hazardous Materials shall occur or shall have occurred on the Owned Land (including without limitation any such Release or disposal occurring prior to the acquisition or occupation of such Owned Land), other than de minimis quantities not in violation of Environmental Laws, cause the prompt containment and removal of such Hazardous Materials and remediation of the Owned Land in full compliance with all applicable laws and regulations and to the reasonable satisfaction of Administrative Agent; provided that Borrower and Guarantors shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the reasonable satisfaction of Administrative Agent and no action shall have been commenced by any enforcement agency.  Administrative Agent may engage its own environmental engineer to review the environmental assessments and Borrower’s and Guarantors’ compliance with the covenants contained herein.

(d)           Administrative Agent Rights.

(i)            At any time after an Event of Default shall have occurred hereunder, or, whether or not an Event of Default shall have occurred, at any time that Administrative Agent shall have reasonable grounds to believe that a Release or threatened Release may have occurred relating to the Owned Land other than de minimis quantities not in violation of Environmental Laws, or that the Owned Land is not in compliance with Environmental Laws, Administrative Agent may at its election obtain such environmental assessments of the Owned Land prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Materials are present in the soil or water at or adjacent to the Owned Land and (ii) whether the use and operation of the Owned Land comply with all Environmental Laws.  Environmental assessments may include detailed visual inspections of the Owned Land including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are necessary or appropriate for a complete determination of the compliance of the Owned Land and the use and operation thereof with all applicable Environmental Laws.  All such environmental assessments shall be at the sole cost and expense of Borrower.

(ii)           Administrative Agent may, but shall never be obligated to, remove or cause the removal of any Hazardous Materials from the Owned Land (or if removal is prohibited by any Environmental Law, take or cause the taking of such other action as is required by any Environmental Law or otherwise required by Administrative Agent) if Borrower or any Guarantor fails to comply with its obligation hereunder with respect thereto (without limitation of Administrative Agent’s rights to declare a Default or Event of Default under any of the Credit Documents and to exercise all rights and remedies available by reason thereof); and Administrative Agent and its designees are hereby granted access to the Owned Land at any time or times, upon reasonable notice, and a license which is coupled with an interest and irrevocable, to remove or cause such removal or to take or cause the taking of any such other action.  All costs, including, without limitation, the costs incurred by Administrative Agent in taking the foregoing action, damages, liabilities, losses, claims, expenses, fees and costs (including attorneys’ fees and disbursements) which are incurred by Administrative Agent as the result of Borrower’s or Guarantor’s failure to comply with the provisions of this Section 5.8, shall be paid by Borrower to Administrative Agent upon demand by Administrative Agent and shall be additional obligations secured by the Collateral Documents.

(e)           Indemnification for Environmental Liabilities.  Without limitation to the indemnity set forth in Section 10.3, Borrower and Guarantors shall indemnify Administrative Agent and each Lender for all amounts, including costs, expenses and attorneys’ fees,  paid by Administrative Agent or such Lender or any of their respective Affiliates arising in connection with any Environmental Liabilities alleged or imposed relating to the Owned Land.

5.9.         Subsidiaries.  In the event that any Person becomes a Domestic Subsidiary of Borrower, Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates reasonably requested by Collateral Agent, including those which are similar to those described in Section 3.1(b).  In the event that any Person becomes a Foreign Subsidiary of Borrower, and the ownership interests of such Foreign Subsidiary are owned by Borrower or by any Domestic Subsidiary thereof, Borrower shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements and certificates as are similar to those described in Sections 3.1(b), and Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of the Secured Parties, under the Pledge and Security Agreement in 65% of such ownership interests.  With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedule 4.1 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedule 4.1 for all purposes hereof.

5.10.       Further Assurances.  At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by the Collateral including all of the outstanding Equity Interests of Borrower and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

5.11.       Cash Management.  Borrower and its Domestic Subsidiaries shall continue to use their existing cash management systems in accordance with the Interim Order (with respect to the period prior to the entry of the Final Order) and the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, and shall comply with the terms of the Cash Management Order except with respect to non-material changes to such cash management system as may be required in the ordinary course of business.

5.12.       Plan Support Agreement.  Until entry of the Confirmation Order approving the Plan of Reorganization by the Bankruptcy Court, the Credit Parties shall (a) comply in all material respects with the terms of the Plan Support Agreement and (b) not take any action that would create a “Termination Event” under, and as defined in, the Plan Support Agreement.

5.13.       Plan of Reorganization.  The Credit Parties shall obtain Bankruptcy Court approval of the Plan of Reorganization, the Disclosure Statement and the Confirmation Order in accordance with the following:

(a)           On or prior to December 20, 2010, the Plan of Reorganization and the related Disclosure Statement shall have been filed in the Bankruptcy Court;

(b)           On or prior to January 14, 2011, the Bankruptcy Court shall have entered an order, in form and substance satisfactory to Administrative Agent and Requisite Lenders in all respects, approving such Disclosure Statement; and

(c)           On or prior to February 18, 2011, the Bankruptcy Court shall have entered the Confirmation Order.

5.14.       Consultants.  Borrower shall, and shall cause its Subsidiaries to, (a) grant Administrative Agent (and its counsel) and consultants and advisors to Administrative Agent (the “Consultants”) with access to information (including historical information) and personnel, including, without limitation, regularly scheduled meetings with senior management and other company advisors during normal business hours, and (b) grant the Consultants access to all other information reasonably requested by the Consultants.

5.15.       Adverse Motions.  The Credit Parties shall promptly and diligently oppose (x) all motions or other pleadings filed by persons in the Bankruptcy Court that seek to lift the stay on the Collateral (other than motions filed by Administrative Agent and the Lenders relating to this Agreement or the transactions contemplated hereby and other than with respect to Collateral the value of which is not material to the Credit Parties), and (y) all other motions filed by Persons in the Bankruptcy Court that, if granted, could reasonably be expected to have a Material Adverse Effect on Administrative Agent or any Lender (in their capacity as such) or any material portion of the Collateral as indicated to Borrower in writing by Administrative Agent.

5.16.       Post-Closing Matters.  Borrower shall, and shall cause each of the other Credit Parties to, satisfy the requirements set forth in Schedule 5.16 on or before the date specified for such requirement therein or such later date as agreed by Requisite Lenders.

SECTION 6.         NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, from and after the Closing Date until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1.         Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)           the Obligations;

(b)           Indebtedness in respect of the Pre-Petition Credit Agreements;

(c)           Indebtedness incurred by Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements in connection with permitted dispositions of any business, assets or Subsidiary of Borrower or any of its Subsidiaries;

(d)           Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business, including, without limitation, any surety obligations to Insurance Company of the West or its affiliates existing as of the Closing Date and in an aggregate amount not to exceed $21,275,000;

(e)           Indebtedness in respect of any insurance premium financing existing as of the Closing Date and in an aggregate amount not to exceed $860,000;

(f)            Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g)           Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness;

(h)           Indebtedness of Borrower or its Subsidiaries with respect to Capital Leases existing as of the Closing Date and in an aggregate amount not to exceed $24,750,000;

(i)            purchase money Indebtedness of Borrower or its Subsidiaries in an aggregate amount not to exceed $200,000 at any time; provided that any such Indebtedness (i) shall be secured only by the asset acquired after the Petition Date in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 75% of the aggregate consideration paid with respect to such asset;

(j)            (i) letters of credit issued for the account of Borrower or any of its Subsidiaries that are outstanding on the Closing Date (and renewals, extensions and replacements thereof) and (ii) other letters of credit issued for the account of Borrower or any of its Subsidiaries in an aggregate principal face amount not to exceed $3,100,000 at any time; and

(k)           Indebtedness constituting operating leases that have been recharacterized as Capital Leases in accordance with GAAP.

6.2.         Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, created or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)           Liens in favor of Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document and other Liens created under the Interim Order or the Final Order, as then in effect;

(b)           Liens granted in respect of the Pre-Petition Credit Agreements;

(c)           Liens for Taxes not yet due or, if due, if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings and reserves in accordance with GAAP with respect thereto have been provided on the consolidated books of Borrower, and Liens for Taxes disclosed on Schedule 4.8;

(d)           statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(e)           Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(f)            easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(g)           any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(h)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)            any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)           non-exclusive outbound licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(l)            Liens described in Schedule 6.2;

(m)          Liens securing Indebtedness permitted pursuant to Section 6.1(g) and (h); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n)           Liens consisting of customary rights of set-off for bankers liens on amounts on deposit at banks or other financial institutions, to the extent arising by operation of law or otherwise, incurred in the ordinary course of business;

(o)           judgment Liens in respect of judgments that do not constitute an Event of Default under Section 8.1(f) hereof;

(p)           Liens of a collection bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction; and

(q)           Liens on Cash and Cash Equivalents arising in connection with the cash collateralization of letters of credit in an amount not to exceed 105% of the aggregate face amount of the letters of credit permitted pursuant to Section 6.1(i).

6.3.         No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) the Pre-Petition Credit Agreements, (d) restrictions identified on Schedule 6.3 and (e) restrictions in any Pre-Petition agreement that are unenforceable during the pendency of the Chapter 11 Cases, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.4.         Restricted Junior Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) any Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to its equity holders and (b) any Credit Party may make Restricted Junior Payments to the extent permitted or required by the Plan of Reorganization.

6.5.         Restrictions on Subsidiary Distributions. Except as provided herein, or the Interim Order, the Final Order or the Confirmation Order, or as required by the Bankruptcy Code, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by (x) Section 6.1(h) that impose restrictions on the property so acquired and (y) Section 6.1(b), (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement or (iv) described on Schedule 6.5.

6.6.         Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)           Investments in Cash and Cash Equivalents;

(b)           Investments owned as of the Closing Date and any renewals, replacements, refinancing or refundings thereof, in any Subsidiary and Investments made after the Closing Date in Borrower and any wholly-owned Guarantor Subsidiary of Borrower;

(c)           Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Subsidiaries;

(d)           loans or advances made (i) by Borrower or any Guarantor to Borrower or any Guarantor and (ii) by any Subsidiary to Borrower or any Guarantor;

(e)           Investments described in Schedule 6.6; and

(f)            Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7.         Fundamental Changes; Disposition of Assets; Acquisitions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)           Home Sales; provided that the Net Asset Sale Proceeds of such Home Sales shall be applied as required pursuant to Section 2.11(a);

(b)           (i) any Subsidiary of Borrower may be merged with or into Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor; provided that in the case of such a merger, Borrower or such Guarantor, as applicable shall be the continuing or surviving Person and (ii) any non-Guarantor Subsidiary may be merged with or into any other non-Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or part of its assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other non-Guarantor Subsidiary;

(c)           sales or other dispositions of assets that do not constitute Asset Sales;

(d)           disposals of obsolete, worn out or surplus personal property;

(e)           any license of Intellectual Property in the ordinary course of business consistent with past practice, or abandonment or disposition in the ordinary course of business consistent with past  practice, of Intellectual Property no longer material to the conduct of the business of Borrower and its Subsidiaries;

(f)            the discount, write-off or sale of overdue accounts receivables, in each case in the ordinary course of business;

(g)           Investments made in accordance with Section 6.6; and

(h)           transactions contemplated by the Plan of Reorganization.

6.8.         Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.7, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.9.         Sales and Lease-Backs.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease.

6.10.       Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate; provided that the foregoing restriction shall not apply to (a) any transaction between Borrower and any Guarantor Subsidiary; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Borrower and its Subsidiaries; (c) compensation arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business or pursuant to the Plan of Reorganization; (d) transactions described in Schedule 6.10; (e) Restricted Junior Payments permitted pursuant to Section 6.4; (f) Investments permitted pursuant to Section 6.6; and (g) transactions contemplated by the Plan of Reorganization.

6.11.       Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.12.       Amendments or Waivers of Organizational Documents, Pre-Petition Credit Agreements.  Except pursuant to the Plan of Reorganization, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents that would adversely affect the Lenders or their rights after the Closing Date without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver, or (ii) amend or otherwise change the terms of the Pre-Petition Credit Agreements.

6.13.       Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year from ending on December 31 of each calendar year.

6.14.       Chapter 11 Claims.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, suffer to exist or permit any other super-priority administrative claim that is pari passu with or senior to the Claims of the Secured Parties against the Credit Parties, except as set forth in the Interim Order and the Final Order, as then in effect.

6.15.       Critical Vendor and Other Payments.  No Credit Party shall make (i) any Pre-Petition “critical vendor” payments or other payments on account of any creditor’s Pre-Petition unsecured Claims, (ii) payments on account of Claims or expenses arising under Section 503(b)(9) of the Bankruptcy Code, (iii) payments in respect of a reclamation program or (iv) payments under any management incentive plan or on account of claims or expenses arising under Section 503(c) of the Bankruptcy Code, except in each case in amounts and on terms and conditions that (a) are approved by order of the Bankruptcy Court and (b) are expressly permitted by any Approved Budget.

6.16.       Employee Benefit Plans.  No Credit Party shall establish, assume, sponsor, maintain or contribute to any Employee Benefit Plan that is not in existence as of the Closing Date.

SECTION 7.         GUARANTY

7.1.         Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”).

7.2.         Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.

“Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3.         Payment by Guarantors.  Subject to the provisions of Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.

7.4.         Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)           this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)           Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)           the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)           payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)           any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)            this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce, or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such other Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5.         Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of the Beneficiaries, (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6.         Guarantors’ Rights of Subrogation, Contribution.  Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7.         Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8.         Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9.         Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10.       Financial Condition of Borrower.  Any Term Loan may be continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11.       Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

SECTION 8.         EVENTS OF DEFAULT

8.1.         Events of Default.  If any one or more of the following conditions or events shall occur:

(a)           Failure to Make Payments When Due.  Failure by Borrower to pay (i) when due any installment of principal of any Term Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, or (ii) any interest on any Term Loan or any fee or any other amount due hereunder within three days after the date due; or

(b)           Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.3, Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d)(i), 5.1(j), Section 5.2, Section 5.7, Section 5.12, Section 5.13, Section 5.15, Section 5.16 or Section 6; or

(c)           Breach of Representations.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made or deemed made; or

(d)           Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other clause of this Section 8.1, and such default shall not have been remedied or waived within five days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(e)           Material Contracts and Permits.

(i)            Except for defaults occasioned by the filing of the Chapter 11 Cases and defaults resulting from obligations with respect to which the Bankruptcy Code prohibits any Credit Party from complying or permits any Credit Party not to comply, a material default or breach occurs under any Material Contract; or

(ii)           Any Entitlement, license, authorization, registration, permit or approval necessary for the use and operation of the Brightwater Project or any part thereof in accordance with all applicable laws shall fail to be maintained or Vested; or

(f)            Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process individually or in the aggregate in excess of $200,000 as to any Post-Petition obligation (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and the enforcement thereof shall not be stayed; or

(g)           Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien (if any to the extent perfection may be achieved by the filing of UCC financing statements and the entry of the Interim Order or the Final Order, as the case may be) in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(h)           Defaults in Other Agreements. Except for defaults occasioned by the filing of the Chapter 11 Cases and defaults resulting from obligations with respect to which the Bankruptcy Code prohibits any Credit Party from complying or permits any Credit Party not to comply, a default or breach occurs under any agreement, document or instrument entered into either (x) Pre-Petition and which is assumed after the Petition Date or is not subject to the automatic stay provisions of Section 362 of the Bankruptcy Code, or (y) Post-Petition, to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Credit Party in excess of $200,000 in the aggregate, or (ii) causes such Indebtedness, or permits any holder of such Indebtedness or a trustee to cause such Indebtedness, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; or

(i)            Approved Budget.  (i) Any disbursement by any Credit Party that is not set forth as a line item on the Approved Budget or (ii) the occurrence of a Material Adverse Deviation; or

(j)            The Chapter 11 Cases.

(i)            The Entry of an order, or the filing of any motion or pleading by any Person seeking an order, which such motion or pleading is not withdrawn, dismissed or denied within 15 days after such filing:

(A)          dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a Chapter 7 case,

(B)           appointing a Chapter 11 trustee or an examiner in any of the Chapter 11 Cases having enlarged powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code),

(C)           granting any other super-priority Claim senior to or pari passu with the super-priority Claims of Administrative Agent and the Lenders or granting any other Lien senior to or pari passu with the Liens of the Secured Parties or the Liens of the Pre-Petition Agents and the Pre-Petition Lenders, other than as permitted under this Agreement or as provided in the Interim Order or the Final Order, whichever is then in effect, or

(D)          staying, reversing, vacating, modifying or amending the DIP Facility, the Interim Order or the Final Order, in the case of any modification or amendment, without the prior written consent of Administrative Agent and Requisite Lenders; or

(ii)           The Entry of an order, or the filing of any motion or pleading by any Credit Party seeking an order, or any Credit Party supporting the entry of an order or filing of a motion or pleading seeking an order:

(A)          authorizing, approving or granting additional Post-Petition financing under Section 364(c) or (d) of the Bankruptcy Code other than Indebtedness permitted under this Agreement or as provided in the Interim Order or the Final Order, whichever is then in effect, without the prior written consent of Administrative Agent and Requisite Lenders,

(B)           authorizing, approving or granting the use of Cash Collateral under Section 363(c) of the Bankruptcy Code other than as provided in the Interim Order or the Final Order, whichever is then in effect, without the prior written consent of Administrative Agent and Requisite Lenders,

(C)           authorizing, approving or granting the payment by any Credit Party of any Pre-Petition Claim, other than the Pre-Petition Credit Agreements, without the prior written consent of Administrative Agent and Requisite Lenders,

(D)          granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code (x) to permit any secured creditor (other than the Secured Parties) to enforce or otherwise take action with respect to any Collateral having a book value in excess of $200,000 in the aggregate, (y) to permit any other Person to proceed against any material asset of any Credit Party or (z) to permit any other action that would have a Material Adverse Effect,

(E)           approving any settlement or other stipulation not included in the Approved Budget with any secured creditor (other than the Secured Parties) providing for payments as adequate protection or otherwise to such secured creditor, without the prior written consent of Administrative Agent and Requisite Lenders,

(F)           granting any Lien upon or affecting any Collateral other than Liens permitted under this Agreement, or

(G)           amending, replacing or superseding the Cash Management Order or the Sale Order, each as in effect as of the Closing Date, in each case without the prior written consent of Administrative Agent and Requisite Lenders; or

(iii)          The filing, or supporting of any other Person’s filing, or public announcement or execution of any writing to any other party-in-interest of its intention to file or support the filing, by any Credit Party of:

(A)          any motion or pleading to disallow in whole or in part the Lenders’ Claim in respect of the DIP Facility, or to challenge the validity and enforceability of the Liens in favor of the Secured Parties, or to contest any material provision of the Credit Documents, or

(B)           a plan of reorganization or a disclosure statement that contains terms and conditions that are not satisfactory to Administrative Agent and Requisite Lenders in all respects; or

(iv)          The commencement of any action against any of the Secured Parties (solely in their capacities as such under the Credit Documents) by or on behalf of any Credit Party or any of its Affiliates, officers or employees; or

(v)           The super-priority Claim or the super-priority Liens of the Secured Parties shall cease to be valid and in full force and effect in all respects; or

(vi)          The Interim Order (prior to entry of the Final Order), the Final Order or any material provision of any Credit Document shall cease to be in full force and effect; or

(vii)         Breach by any Credit Party of any provisions of the Interim Order or the Final Order or, upon entry of the Confirmation Order, the Confirmation Order; or

(viii)        The assertion by any Credit Party of any claim under Section 506(c) of the Bankruptcy Code or otherwise against any or all of the Secured Parties, Administrative Agent, the Lenders, the Collateral securing the Obligations, the Pre-Petition Agents or the Pre-Petition Lenders, or the commencement of any actions adverse to any or all of the Secured Parties, Administrative Agent, the Lenders, the Collateral securing the Obligations, the Pre-Petition Agents, the Pre-Petition Lenders or any of their respective rights and remedies under the DIP Facility, the Interim Order, the Final Order or any other Bankruptcy Court order; or

(ix)           (A) The filing by any Credit Party of any direct or indirect amendment to the Plan of Reorganization or the Disclosure Statement that contains terms or conditions that are not satisfactory to Administrative Agent and Requisite Lenders in all respects, which filing is not withdrawn, dismissed or denied within five Business Days after such filing, or (B) the entry of an order approving any such amendment to the Plan of Reorganization or Disclosure Statement; or

(x)            (A) The entry of an order approving any disclosure statement other than the Disclosure Statement that contains terms or conditions that are not satisfactory to Administrative Agent and Requisite Lenders in all respects, or (B) the scheduling of a confirmation hearing for any plan of reorganization other than the Plan of Reorganization that contains terms or conditions that are not satisfactory to Administrative Agent and Requisite Lenders in all respects that is scheduled on or prior to the date of the confirmation hearing scheduled for the Plan of Reorganization; or

(xi)           After entry thereof, the Confirmation Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal, in the case of any modification or amendment that is adverse to the Lenders (as determined in the good faith judgment of Administrative Agent and Requisite Lenders), without the prior written consent of Administrative Agent and Requisite Lenders; or

(xii)          (A) The Plan Support Agreement shall cease to be in full force and effect or shall have been amended, supplemented or otherwise modified other than with the consent of Requisite Lenders, (B) any Credit Party shall have breached the Plan Support Agreement, or (C) a “Termination Event” shall occur under and as defined in the Plan Support Agreement or any party (other than the Credit Parties) shall otherwise have the right to terminate the Plan Support Agreement;

THEN, upon the occurrence and during the continuance of any Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) all of the unpaid principal amount of and accrued interest on the Term Loans and all other Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party, and (B) subject to any notice requirements in the Interim Order or the Final Order, as applicable, Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents.

SECTION 9.         AGENTS

9.1.         Appointment of Agents.  Wilmington Trust FSB is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents, and each Lender hereby authorizes Wilmington Trust FSB to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Agents and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.

9.2.         Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender, and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein.

9.3.         General Immunity.

(a)           No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Default or Event of Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans.  Borrower acknowledges that it is solely responsible for the contents of the Initial Approved Budget and all other information, documentation or materials delivered to Wilmington Trust FSB by or on behalf of Borrower and its Subsidiaries in connection therewith (collectively, the “Information”) and acknowledges that Wilmington Trust FSB will be using and relying upon the Information without independent verification thereof.

(b)           Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders and, upon receipt of such instructions from Requisite Lenders, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to conclusively rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to conclusively rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Credit Documents in accordance with the instructions of Requisite Lenders.

(c)           Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent or Affiliate of each Agent and shall apply to their respective activities as Agent.  All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to such Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4.         Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Term Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders.

9.5.         Lenders’ Representations, Warranties and Acknowledgment.

(a)           Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the Term Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

(b)           Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loans on the applicable Borrowing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or the Lenders, as applicable, on such Borrowing Date.

9.6.         Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent (i) in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents and (ii) in connection with (A) the obtaining of approval of the Credit Documents by the Bankruptcy Court and (B) the preparation and review of pleadings, documents and reports related to any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code, attendance at meetings, court hearings or conferences related to any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code, and general monitoring of any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.  In addition to all other remedies, Administrative Agent may enforce its right to indemnity by recouping or offsetting any claim for indemnity against distributions that Administrative Agent is otherwise required to make pursuant to Section 2.13(c).

9.7.         Successor Administrative Agent and Collateral Agent.

(a)           Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent hereunder, subject to the reasonable satisfaction of Borrower and Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by Borrower and Requisite Lenders or (iii) such other date, if any, agreed to by Requisite Lenders.  Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent.  If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Collateral Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.  Except as provided above, any resignation or removal of Wilmington Trust FSB or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation or removal of Wilmington Trust FSB or its successor as Collateral Agent.  After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.  Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b)           In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to the Lenders and Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Grantors and Collateral Agent signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution to act as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and Requisite Lenders, and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and Requisite Lenders or (iii) such other date, if any, agreed to by Requisite Lenders.  Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent.  Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this

Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and under the Collateral Documents.  After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

9.8.         Collateral Documents and Guaranty.

(a)           Agents under Collateral Documents and Guaranty.  Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents.  Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.11 or with respect to which Requisite Lenders have otherwise consented.

(b)           Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)           Release of Collateral and Guarantees, Termination of Credit Documents.  Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations have been paid in full, upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

9.9.         Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 10.       MISCELLANEOUS

10.1.       Notices.

(a)           Notices Generally.  Any notice or other communication herein required or permitted to be given to any party hereto shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document or, in the case of any Lender, the address as otherwise indicated to Administrative Agent in writing.  Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that no notice to any Agent shall be effective until received by such Agent; provided further, that any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.

(b)           Electronic Communications.

(i)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section 2 by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

(ii)           Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)          The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)          Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)           Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)           Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws.

10.2.       Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all documented, actual and reasonable costs and expenses incurred by each Agent in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all reasonable, documented fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (c) all the actual costs and reasonable expenses in connection with the custody or preservation of any of the Collateral and of creating, perfecting, recording, maintaining and preserving the Liens in favor of Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all the actual and reasonable costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; and (e) after the occurrence of a Default or an Event of Default, all costs and expenses, including attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3.       Indemnity.

(a)           In addition to the payment of costs, fees and expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and each Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”) from and against any and all Indemnified Liabilities; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)           To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Lender, any Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages  (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)           The indemnification pursuant to this Section 10.3 shall expressly survive the effective date of the Plan of Reorganization or any other plan of reorganization confirmed by the Bankruptcy Court.

10.4.       Set-Off.  Subject to any notice requirements in the Interim Order (with respect to the period prior to the entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized, in each case notwithstanding the provisions of Section 362 of the Bankruptcy Code, and without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender under this Agreement, including participations herein, and the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or thereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any amounts in respect of any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5.       Amendments and Waivers.

(a)           Requisite Lenders’ Consent.  Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

(b)           Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)            extend the scheduled final maturity of any Term Loan beyond 120 days after the Maturity Date;

(ii)           waive, reduce or postpone beyond 120 days after the due date therefor any scheduled repayment (but not prepayment);

(iii)          reduce the rate of interest on any Term Loan (other than any waiver of any increase in the interest rate applicable to any Term Loan pursuant to Section 2.7 which results from the occurrence of any Event of Default other than an Event of Default under Section 8.1(a)) or any fee, consideration or any premium payable hereunder;

(iv)          reduce the principal amount of any Term Loan;

(v)           amend, modify, terminate or waive any provision of Section 2.14, Section 2.20, Section 2.21 or this Section 10.5(b) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vi)          amend the definition of “Requisite Lenders” or “Pro Rata Share”;

(vii)         release, or consent to subordinate the Liens with respect to, all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(viii)        consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c)           Agent Consent.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof or of the other Credit Documents as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)           Execution of Amendments.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6.       Successors and Assigns; Participations.

(a)           Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of Agents and the Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Register.  Except as provided in Section 2.20, Borrower, Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment and Term Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d).  Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments and Term Loans.

(c)           Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment and Term Loans owing to it or other Obligations (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan and any related Commitment):

(i)            to any Person meeting the criteria of clause (i) of the definition of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and

(ii)           to any Person meeting the criteria of clause (ii) of the definition of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; provided that each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $500,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender) with respect to the assignment of Term Loans.

(d)           Mechanics.  Assignments and assumptions of Term Loans and Commitments by the Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with each assignment, (i) there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(c) and (ii) the assigning Lender shall pay to Administrative Agent a registration fee in the amount of $3,500.

(e)           Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and the Term Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments and loans such as the applicable Commitments and Term Loans; and (iii) it will make or invest in its Commitments and Term Loans for its own account in the ordinary course and without a view to distribution of such Commitments and Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Term Loans or any interests therein shall at all times remain within its exclusive control).

(f)            Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Term Loans and the Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) if any such assignment occurs after the issuance of any Term Loan Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Term Loan Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Term Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Term Loans of the assignee and/or the assigning Lender.

(g)           Participations.

(i)            Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower, any of its Subsidiaries or any of its Affiliates)  in all or any part of its Commitments, Term Loans or in any other Obligation.

(ii)           The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the scheduled final maturity of any Term Loan or Term Loan Note in which such participant is participating, or reduce the rate of interest on any Term Loan (other than any waiver of any increase in the interest rate applicable to any Term Loan pursuant to Section 2.7) or any fee, consideration or premium payable hereunder or extend the time for payment of such interest or fees, or reduce the principal amount of any Term Loan, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this any Credit Document or (C) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such participant is participating.

(iii)          Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section 10.6; provided that (x) a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and (y) a participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.17 as though it were a Lender; provided, further, that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(h)           Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Term Loans, the other Obligations owed by or to such Lender, and its Term Loan Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7.       Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8.       Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Term Loans.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.15(c), 2.16, 2.17, 5.8(e), 10.2, 10.3 and 10.4 and the agreements of the Lenders set forth in Sections 2.14, 9.3(b) and 9.6 shall survive the payment of the Term Loans.

10.9.       No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10.     Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or the Lenders (or to Administrative Agent, on behalf of the Lenders), or any Agent or any Lender enforces any security interests or exercises any right of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

10.11.     Severability.  In case any provision in or obligation under any Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12.     Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or the Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of the Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13.     Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14.     APPLICABLE LAW.  TO THE EXTENT NOT GOVERNED BY THE PROVISIONS OF THE BANKRUPTCY CODE, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.15.     CONSENT TO JURISDICTION.  ALL PARTIES HERETO SUBMIT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE BANKRUPTCY COURT, OR IN THE EVENT THAT THE BANKRUPTCY COURT DOES NOT HAVE OR DOES NOT EXERCISE JURISDICTION, THEN IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK, SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY, AT ALL TIMES, THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN THE BANKRUPTCY COURT OR ANY OTHER SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16.     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17.     Confidentiality.  Each Agent and each Lender shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or such Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or an Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17); (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of Term Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17); (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any Agent or any Lender; (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document; and (v) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process, provided that unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower in writing of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

10.18.     Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to Borrower.

10.19.     Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20.     Effectiveness; Entire Agreement.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. The Credit Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter hereof and any prior letter of interest, fee letter, confidentiality and similar agreements involving any Credit Party, any Agent, any Lender and any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect.  In the event of any conflict between this Agreement and any other Credit Document, the terms of this Agreement shall govern (unless such terms of such other Credit Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).  NOTWITHSTANDING THE FOREGOING, IF ANY PROVISION IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT CONFLICTS WITH ANY PROVISION IN THE INTERIM ORDER (WITH RESPECT TO THE PERIOD PRIOR TO THE ENTRY OF THE FINAL ORDER) OR THE FINAL ORDER (WITH RESPECT TO THE PERIOD ON AND AFTER ENTRY OF THE FINAL ORDER), THE PROVISION IN THE INTERIM ORDER OR THE FINAL ORDER, AS THE CASE MAY BE, SHALL GOVERN AND CONTROL.

10.21.     PATRIOT Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22.     Electronic Execution of Assignments.  The words “execution”, “signed”, “signature”, and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23.     No Fiduciary Duty.  Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.  Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other.  The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

10.24.     Parties Including Trustees; Bankruptcy Court Proceedings.  This Agreement, the other Credit Documents and all Liens and other rights and privileges created by or pursuant to any Credit Document shall be binding upon each Credit Party, the estate of each Credit Party, and any trustee, other estate representative or any successor in interest of any Credit Party in any Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code.  This Agreement and the other Credit Documents shall be binding upon, and inure to the benefit of, the successors of Agents and the Lenders and their respective assigns, transferees and endorsees.  The Liens created by this Agreement and the other Credit Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Credit Party to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that any Agent file financing statements or otherwise perfect its Liens under applicable law.  No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Credit Documents without the prior express written consent of Agents and the Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agents and the Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agents and the Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or of any of the other Credit Documents.

10.25.     Conflict Between this Agreement and the Orders.  In the event of any inconsistency between the provisions of this Agreement and the Interim Order or the Final Order, as applicable, the provisions of the Interim Order or the Final Order, as applicable, shall prevail.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER

CALIFORNIA COASTAL COMMUNITIES, INC.

By:	/s/ Raymond J. Pacini
	Name:	Raymond J. Pacini
	Title:	Chief Executive Officer

GUARANTORS

SIGNAL LANDMARK HOLDINGS INC.

By:	/s/ Raymond J. Pacini
	Name:	Raymond J. Pacini
	Title:	Chief Executive Officer

SIGNAL LANDMARK

By:	/s/ Raymond J. Pacini
	Name:	Raymond J. Pacini
	Title:	Chief Executive Officer

HEARTHSIDE HOLDINGS, INC.

By:	/s/ Raymond J. Pacini
	Name:	Raymond J. Pacini
	Title:	Chief Executive Officer

HEARTHSIDE HOMES, INC.

By:	/s/ Raymond J. Pacini
	Name:	Raymond J. Pacini
	Title:	Chief Executive Officer

SIGNATURE PAGE TO DIP CREDIT AND GUARANTY AGREEMENT

GUARANTORS

HHI CHANDLER, LLC

By:	/s/ Raymond J. Pacini
	Name:	Raymond J. Pacini
	Title:	Chief Executive Officer of Hearthside Homes, Inc., its Managing Member

HHI CHINO II, LLC

By:	/s/ Raymond J. Pacini
	Name:	Raymond J. Pacini
	Title:	Chief Executive Officer of Hearthside Homes, Inc., its Managing Member

HHI CROSBY, LLC

By:	/s/ Raymond J. Pacini
	Name:	Raymond J. Pacini
	Title:	Chief Executive Officer of Hearthside Homes, Inc., its Managing Member

HHI HELLMAN, LLC

By:	/s/ Raymond J. Pacini
	Name:	Raymond J. Pacini
	Title:	Chief Executive Officer of Hearthside Homes, Inc., its Managing Member

HHI LANCASTER I, LLC

By:	/s/ Raymond J. Pacini
	Name:	Raymond J. Pacini
	Title:	Chief Executive Officer of Hearthside Homes, Inc., its Managing Member

HHI SENECA, LLC

By:	/s/ Raymond J. Pacini
	Name:	Raymond J. Pacini
	Title:	Chief Executive Officer of Hearthside Homes, Inc., its Managing Member

SIGNATURE PAGE TO DIP CREDIT AND GUARANTY AGREEMENT

ADMINISTRATIVE AGENT

WILMINGTON TRUST FSB, in its capacity as Administrative Agent

By:	/s/ Jeffery Rose
	Name:	Jeffery Rose
	Title:	Vice President

COLLATERAL AGENT

WILMINGTON TRUST FSB, in its capacity as Collateral Agent

By:	/s/ Jeffery Rose
	Name:	Jeffery Rose
	Title:	Vice President

SIGNATURE PAGE TO DIP CREDIT AND GUARANTY AGREEMENT

LENDERS

ANCHORAGE ILLIQUID OPPORTUNITIES OFFSHORE MASTER, L.P.

By:	Anchorage Capital Group, L.L.C.,
its Investment Manager

By:	/s/ Timothy Valz
Name: Timothy Valz
Title:

ANCHORAGE ILLIQUID OPPORTUNITIES OFFSHORE MASTER II, L.P.

By:	Anchorage Capital Group, L.L.C.,
its Investment Manager

By:	/s/ Timothy Valz
Name: Timothy Valz
Title:

GRF MASTER FUND, L.P.

By:	Anchorage Capital Group, L.L.C.,
its Investment Manager

By:	/s/ Timothy Valz
Name: Timothy Valz
Title:

SIGNATURE PAGE TO DIP CREDIT AND GUARANTY AGREEMENT

LENDERS

BANK OF AMERICA, N.A.

By:	/s/ Seth Denson
Name: Seth Denson
Title: Vice President

SIGNATURE PAGE TO DIP CREDIT AND GUARANTY AGREEMENT

LENDERS

LUXOR CAPITAL, LLC

By:	Luxor Capital Group, LP,
its Manager

By:	/s/ Norris Nissim
	Name:	Norris Nissim
	Title:	General Counsel

SIGNATURE PAGE TO DIP CREDIT AND GUARANTY AGREEMENT